Filed Pursuant to Rule 424(b)(5)
Registration No. 333-268666

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 5, 2022)

5,923,670 Shares

Chart Industries, Inc.

Common Stock

We are offering 5,923,670 shares of our common stock, par value $0.01 per share (“common stock”).

Concurrently with this offering, we are also making a public offering of 7,000,000 depositary shares (the “Depositary Shares”), each of which represents a 1/20th interest in a share of our 6.75% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”), which offering we refer to in this prospectus supplement as the “Concurrent Depositary Shares Offering.” The Concurrent Depositary Shares Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy Depositary Shares. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,050,000 Depositary Shares, solely to cover over-allotments. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock.

We are offering shares of our common stock to finance our proposed $4.4 billion acquisition (the “Acquisition”) of the business of Howden, a leading global provider of mission critical air and gas handling products (“Howden”). We intend to use the proceeds from this offering and the Concurrent Depositary Shares Offering to fund the Acquisition by increasing the minimum Cash Consideration (as defined herein) and reducing the amount of Series A Preferred Stock (as defined herein) to be issued to Granite Holdings I B.V., a Dutch private limited liability company (the “Primary Seller”) under the Purchase Agreement (as defined herein) in connection with the Acquisition. We will use any remaining Series A Preferred Stock issuable under the Purchase Agreement, together with proceeds from the notes offering (as defined herein) and borrowings under a new term loan B facility under our senior secured credit facility (the “term loan facility”), to fund the remaining consideration for the Acquisition and to pay fees and expenses in connection with the Transactions (as defined herein), including the payment of certain of Howden’s debt at the closing of the Acquisition.

The closing of this offering is not contingent upon the closing of the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition. If the Acquisition is not consummated for any reason, we intend to use all of the proceeds from this offering for normal working capital needs, repayment of indebtedness, capital expenditures, acquisitions and investments.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) and trades under the symbol “GTLS.” On December 7, 2022, the last reported sale price of our common stock on the NYSE was $134.97 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-31 and in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in the common stock.

	Per share	Total
Public offering price	$118.17	$700,000,083.90
Underwriting discount	$4.136	$24,500,299.12
Proceeds to Chart, before expenses	$114.034	$675,499,784.78

We have granted the underwriters a 30-day option to purchase up to 888,550 additional shares of common stock from us at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock to investors on or about December 13, 2022.

Joint Book-Running Managers

Morgan Stanley

J.P. Morgan	BofA Securities		Evercore ISI
Co-Managers
Stifel	BTIG		Craig-Hallum
Johnson Rice & Company L.L.C.	Lake Street	Seaport Global	Tuohy Brothers

Prospectus Supplement dated December 8, 2022

We have not authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the accompanying prospectus or such incorporated documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of our shares of common stock and also adds and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus dated December 5, 2022, which is part of our Registration Statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus. We and the underwriters may also provide other information relating to an offering, which we refer to as “other offering material.”

We have not authorized anyone to provide you with any information other than the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement. See “Underwriting.” The information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering or other offering material filed by us with the SEC is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of our common stock in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters, to subscribe to or purchase any of the shares of common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, references to “Chart,” the “Company,” “us,” “we” or “our” mean Chart Industries, Inc. and its consolidated subsidiaries. When we refer to “you” in this prospectus supplement, we mean all purchasers of shares of our common stock being offered by this prospectus supplement and the accompanying prospectus, whether they are the holders or only indirect owners of those securities.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement and the documents we incorporate by reference may constitute “forward- looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. Forward-looking statements contained or incorporated by reference in this prospectus supplement or in other offering material (including future cash contractual obligations, liquidity, cash flow, orders, results of operations, projected revenues, and trends, among other matters) are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to:

•	the cyclicality of the markets we serve and the vulnerability of those markets to economic downturns;

•	the COVID-19 pandemic may disrupt our operations and could adversely affect our business in the future;

•	changes in the energy industry, including pricing fluctuations and reductions and capital expenditures could harm our business, financial condition, and results of operations;

•	the loss of, or a significant reduction or delay in purchases, by our largest customers;

•	our ability to successfully control our costs and efficiently manage our operations;

•	decreases in demand for our products resulting from lower energy prices;

•	the impairment of our goodwill and other indefinite-lived intangible assets;

•	degradation of our backlog as a result of modification, termination or reduction of orders;

•	our ability to successfully acquire or integrate companies that provide complementary products or technologies;

•	our exposure to product liability and warranty claims;

•	changes in governmental energy policies or expected changes that fail to materialize;

•	our ability to manage our fixed-price contract exposure;

•	our reliance on key suppliers and service providers;

•	fluctuations in foreign currency exchange and interest rates;

•	provisions in our amended and restated certificate of incorporation and amended and restated bylaws and other agreements and in Delaware law may discourage a takeover attempt;

•	the issuance of common stock upon conversion of our 1.00% Convertible Senior Subordinated Notes due November 2024 could cause dilution to the interests of our existing stockholders;

•	our operations could be impacted by the effects of severe weather;

•	general economic, political, business and market risks associated with our international operations and transactions;

•	changes in U.S. trade policy, tariffs and import or export regulations;

•	failures in our data privacy and data security systems;

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•	financial distress of third parties that we do business with or that could have an impact on those we do business with;

•	our ability to protect our intellectual property and know-how;

•	the costs of compliance with environmental, health and safety laws and responding to potential liabilities under these laws;

•	the underfunded status of our pension plan;

•	potential violations of worldwide anti-corruption laws;

•	our ability to comply with regulations applicable to us as a provider of products to the U.S. government;

•	inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply;

•	the conflict between Russia and Ukraine, including potential energy shortages in Europe, may adversely affect our business, financial condition and results of operations;

•

the conditions to the completion of the Acquisition may not be satisfied or the regulatory approvals required for the Acquisition may not be obtained on the terms expected, on the anticipated schedule, or at all;

•	the closing of the Acquisition may not occur or may be delayed;

•	we may be unable to achieve the anticipated benefits of the Acquisition (including with respect to synergies);

•	revenues following the Acquisition may be lower than expected while operating costs, customer losses, and business disruption resulting from the Acquisition may be greater than expected;

•	risks associated with our indebtedness, leverage, debt service and liquidity; and

•

other risks described in this prospectus supplement, in Part I—Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021, and from time to time in our other SEC filings.

These statements reflect current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement, the date of the accompanying prospectus, the date of any free writing prospectus or the date of the documents incorporated by reference herein that include forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent estimates and assumptions only as of the date hereof. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus supplement, the accompanying prospectus and the documents that are referenced and which have been incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

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PRESENTATION OF FINANCIAL INFORMATION

This prospectus supplement and the accompanying prospectus include or incorporate by reference certain unaudited pro forma condensed combined financial information giving pro forma effect to the Transactions (as defined below) as if they had occurred on or prior to a particular date. See “Summary—Summary Historical and Pro Forma Consolidated Financial Data and Other Operating Data.”

This prospectus supplement contains certain financial information for the twelve months ended September 30, 2022. Such information has been derived from the historical information included elsewhere in this presentation by adding the results from the nine months ended September 30, 2022 to the results for the year ended December 31, 2021 and subtracting the results ended September 30, 2021. We refer to such information as “LTM” information (or using similar terms) throughout this prospectus supplement.

The financial information and certain other information presented in this prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables in this prospectus supplement. In addition, certain percentages presented in this prospectus supplement reflect calculations based upon the underlying information prior to the rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.

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USE OF NON-GAAP FINANCIAL INFORMATION

We present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Pro Forma Adjusted EBITDA in this prospectus supplement because we believe they provide investors with additional information to measure our performance and evaluate our ability to service our indebtedness. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Pro Forma Adjusted EBITDA are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (‘‘GAAP’’) and our use of the terms EBITDA, Adjusted EBITDA, Adjusted EBTIDA Margin, and Pro Forma Adjusted EBITDA varies from others in our industry.

We believe that the presentation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Pro Forma Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about certain items that we do not expect to continue at the same level in the future as well as other items. Further, we believe EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA provide a meaningful measure of operating profitability because we use the metrics for evaluating our business performance and understanding certain significant items.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Pro Forma Adjusted EBITDA should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Additionally, each such measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Pro Forma Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these EBITDA-based measures may not be comparable to other similarly titled measures of other companies. For example, EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash payments to, or cash payments from, any minority shareholder or joint venture arrangement;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness or interest income.

In addition, Adjusted EBITDA excludes income and expenses that arise outside the course of our or Howden’s ordinary operations, including (i) restructuring-related costs, (ii) one-time fees associated with acquisitions, integrations and purchase accounting adjustments, (iii) items relating to derivatives, and (iv) non-cash equity-based compensation expense.

Further, Pro Forma Adjusted EBITDA includes estimated synergies from prior acquisitions and the run-rate impact of certain other items, cost savings and operational improvements, including some adjustments not permitted under Article 11 of Regulation S-X.

We believe EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical operating results and pro forma operating results that reflect purchase accounting and the new capital structure.

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We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA and Pro Forma Adjusted EBITDA are appropriate to provide additional information to investors in our debt about certain material non-cash items and about certain items that we do not expect to continue at the same level in the future as well as others. We expect to use Pro Forma Adjusted EBITDA internally to make operating decisions and believes this measure is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, we believe such information provides a higher degree of transparency. We expect that the agreements governing our long-term indebtedness will also use Pro Forma Adjusted EBITDA when determining our compliance with the covenants contained therein.

Our definitions of Adjusted EBITDA and Pro Forma Adjusted EBITDA allow us to add back certain non-cash and non-recurring charges or costs that are deducted in calculating net income. However, some of these are expenses that involved cash, may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, inclusion of synergies in this prospectus supplement should not be viewed as a representation that we in fact will achieve the synergies in the time frame set forth above or at all, but is rather presented to help investors evaluate the covenants in the indenture because we will be permitted to include these synergies in calculating Adjusted EBITDA for purposes of certain ratios in the indentures governing the notes. See “Risk Factors—Risks Related to the Acquisition and Transactions—We may be unable to achieve some or all of the benefits that we expect to achieve from the Transactions.”

Because of these limitations, we rely primarily on our GAAP results and use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Pro Forma Adjusted EBITDA only supplementally. For more information on the use of non-GAAP financial information, including reconciliations to the nearest GAAP metrics, see ‘‘Summary—Summary Historical and Pro Forma Consolidated Financial Data and Other Operating Data.’’

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MARKET AND INDUSTRY DATA

The market share, ranking and other data contained in this prospectus supplement are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, such data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data and the voluntary nature of reporting such data. In addition, in some cases, we have not verified the assumptions underlying such data.

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TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

We own or have rights to trademarks, service marks or tradenames that we use in connection with the operation of our business, including our corporate names, logos and websites. Our trademarks, service marks and tradenames that are referred to in this prospectus supplement are listed without the ® and TM symbols. Such references are solely for convenience and are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights in our trademarks. References herein to the trademarks of other companies are not intended to imply any association or affiliation with such companies.

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SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus supplement and the accompanying prospectus and is qualified in its entirety by the more detailed information and historical financial statements incorporated by reference. Because this is a summary, it is not complete and may not contain all of the information that may be important to you in making a decision to invest in the common stock. Before making an investment decision, you should carefully read the entire prospectus supplement and the accompanying prospectus, including the information presented elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. For a list of the documents incorporated by reference and where to find them, see the section entitled “Incorporation by Reference.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to (i) the “Issuer” refer to Chart Industries, Inc. and not to any of its subsidiaries; (ii) LTM refers to the last twelve months ended period referred to; (iii) “we,” “us,” “our” and the “Company” refer to Chart Industries, Inc. and its consolidated subsidiaries and, unless otherwise indicated or the context otherwise requires, do not include Howden; and (iv) “pro forma” information give pro forma effect to the Transactions described under “—Description of the Acquisition and Concurrent Financing Transactions” as if they had occurred on January 1, 2021 in the case of pro forma financial information for the year ended December 31, 2021 and the twelve months ended September 30, 2022 and on September 30, 2022 for pro forma financial information as of such date. Unless otherwise indicated, the information herein does not give effect to the exercise by the underwriters of their option to purchase additional shares in this offering or over-allotment option in the Concurrent Depositary Shares Offering.

OUR COMPANY

We are a leading global manufacturer of highly engineered process technologies and cryogenic equipment servicing multiple market applications in the industrial gas and clean energy, clean water, and clean food industries. Our unique product portfolio is used in every phase of the liquid gas supply chain including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas, CO2 Capture and water treatment, among other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With 36 global locations including in the United States, Europe, China, India, Australia and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities.

We sell our products and services to a global customer base, having developed long-standing relationships with leading companies in the gas production, distribution and processing industries as well as those involved in liquefied natural gas (“LNG”), hydrogen, water, food and beverage, space exploration, rail, chemicals and industrial gasses. Our well-established relationships extend to truck manufacturers in addition to those in other clean energy industries such as biofuels, hydrogen and CO2 capture. Our customers include: Chick-fil-A, Linde, Air Liquide, IVECO, Air Products, Shell, Chevron, ExxonMobil, New Fortress Energy, Samsung, Plug Power, United Launch Alliance, and Blue Origin, some of whom have been purchasing our products for over 30 years.

We have achieved this competitive position by capitalizing on our technical expertise, broad product and service offering, reputation for a high-quality global manufacturing footprint and sales and customer support presence, and by focusing on attractive, growth markets. For the LTM period ended September 30, 2022, and the years ended December 31, 2021, 2020 and 2019, we reported sales of $1,550 million, $1,318 million, $1,177 million, and $1,216 million, respectively. Over the same periods, we generated net income of $77 million, $59 million, $69 million and $31 million, respectively, and Pro Forma Adjusted EBITDA of $267 million, $231 million, $222 million and $204 million, respectively.

SEGMENTS, APPLICATIONS AND PRODUCTS

Our reportable segments are as follows: Cryo Tank Solutions, Heat Transfer Systems, Specialty Products and Repair Service & Leasing. We offer a broad range of solutions across our segments, each of which has a global presence to serve our customer base across the world. Prior to October 1, 2020, our reportable segments were as follows: Distribution and Storage Eastern Hemisphere (“D&S East”), Distribution and Storage Western Hemisphere (“D&S West”), Energy & Chemicals (“E&C”) Cryogenics and E&C FinFans. All prior period amounts presented have been reclassified based on our current reportable segments.

Our Cryo Tank Solutions segment is involved in supplying bulk, microbulk and mobile equipment used in the storage, distribution, vaporization, and application of industrial gases and certain hydrocarbons. Our Heat Transfer Systems segment supplies mission critical engineered equipment and systems used in the separation, liquefaction, and purification of hydrocarbon and industrial gases that span gas-to-liquid applications. Our Specialty Products segment supplies products used in specialty end market applications including hydrogen, LNG, biofuels, CO2 Capture, food and beverage, aerospace, lasers, cannabis and water treatment, among others. Our Repair, Service & Leasing segment provides installation, service, repair, maintenance, and refurbishment of ours and competitors’ products in addition to providing equipment leasing solutions.

Cryo Tank Solutions

Cryo Tank Solutions (34% and 33% of consolidated sales for the year ended December 31, 2021 and the LTM period ended September 30, 2022, respectively) designs and manufactures cryogenic solutions for the storage and delivery of liquids and gases used in a variety of applications.

Industrial Gas Applications

We design and manufacture bulk and packaged gas cryogenic solutions for the storage, distribution, vaporization, and application of industrial gases. Our products span the entire spectrum of industrial gas demand from small customers requiring cryogenic packaged gases to large users requiring custom engineered cryogenic storage systems in both mobile and stationary applications. Using sophisticated vacuum insulation technology, our cryogenic storage systems are able to store and transport liquefied industrial gases and hydrocarbon gases at temperatures from 0° Fahrenheit to temperatures nearing absolute zero. Industrial gas applications include any end use of the major elements of air (nitrogen, oxygen, and argon), including manufacturing, welding, electronics and medical. Principal customers for industrial applications are global industrial gas producers and distributors. Other end users of our equipment include chemical producers, manufacturers of electrical components, health care organizations and companies in the natural gas, hydrogen, carbon capture utilization and storage (“CCUS”) and water industries.

Demand for industrial gas applications is driven primarily by the significant installed base of users of cryogenic liquids, as well as new applications and distribution technologies for cryogenic liquids. We have visibility to certain forecasts from our customers on long term agreements (“LTA”), which typically include five of our top ten customers in any given year, and are with industrial gas customers.

LNG Applications

We supply cryogenic solutions for the storage, distribution, regasification, and use of LNG. LNG may be utilized as an alternative to other fossil fuels such as diesel, propane, or fuel oil in transportation or off pipeline applications. Examples include heavy duty truck and transit bus transportation, locomotive propulsion, marine, and power generation in remote areas. We refer to our LNG distribution products as a “Virtual Pipeline,” as the traditional natural gas pipeline is replaced with cryogenic distribution to deliver the gas to the end user. We supply cryogenic trailers, ISO containers, bulk storage tanks, loading facilities, and regasification equipment specially configured for delivering LNG into Virtual Pipeline applications. We offer complete solutions that suit our customers’ needs, from big LNG modular liquefaction plants to small-scale LNG regasification facilities – producing anywhere between thousands of gallons per day to hundreds of thousands of gallons per day – floating LNG projects, retrofits, and the associated infrastructure to connect facilities to the Virtual Pipeline. Our LNG solutions are powered by our IPSMR® (Integrated Pre-cooled Single Mixed Refrigerant) and IPSMR+® process technologies, which are designed to significantly improve liquefaction efficiency and performance. We sell these LNG solutions around the world from various Eastern and Western Hemisphere facilities to numerous end users, energy companies, and gas distributors. Additionally, we supply large vacuum insulated storage tanks as equipment for purchasers of standard liquefaction plants sold by our Heat Transfer Systems segment.

Demand for LNG applications is driven by diesel displacement initiatives, environmental and energy security considerations, and the associated cost of equipment. As a result of recent macroeconomic and geopolitical developments, customers are increasingly focused on energy access, security and resiliency, providing significant additional demand tailwinds.

Heat Transfer Systems

Heat Transfer Systems (20% and 25% of consolidated sales for the year ended December 31, 2021 and the LTM period ended September 30, 2022, respectively) facilitates major natural gas, petrochemical processing, propane dehydrogenation, power generation and industrial gas companies in the production or processing of their products. With primary manufacturing capabilities in the U.S. and Europe, Heat Transfer Systems serves customers globally. This segment supplies mission critical engineered equipment and technology-driven process systems, such as brazed aluminum heat exchangers, air cooled heat exchangers (“ACHX”) and fans, which are used in the separation, liquefaction, and purification of hydrocarbon and industrial gases that span most gas-to-liquid applications.

Natural Gas Processing Applications

We provide natural gas processing solutions that facilitate the progressive cooling and liquefaction of hydrocarbon mixtures for the subsequent recovery or purification of component gases. Primary products used in these applications include brazed aluminum heat exchangers, cold boxes, pressure vessels, Core-in-Kettle® and air cooled heat exchangers. Our brazed aluminum heat exchangers allow producers to obtain purified hydrocarbon by-products, such as methane, ethane, propane, and ethylene, which are commercially marketable for various industrial or residential uses. Our cold boxes are highly engineered systems that incorporate brazed aluminum heat exchangers, pressure vessels, and interconnecting piping used to significantly reduce the temperature of gas mixtures to liquefy component gases so that they can be separated and purified for further use in multiple energy, industrial, scientific, and commercial applications. Chart’s air cooled heat exchangers are used to cool or condense fluids to allow for further processing and for cooling gas compression equipment. Our process technology includes standard and modular plant solutions and comprises detailed mechanical design, Chart manufactured proprietary equipment and all other plant items required to liquefy pipeline quality natural gas. Customers for our natural gas processing applications include large companies in the hydrocarbon processing industry, as well as engineering, procurement and construction (“EPC”) contractors and LNG operators.

Demand for these applications is primarily driven by the growth in the natural gas liquids separation and other natural gas segments of the hydrocarbon processing industries, including LNG. In the future, management believes that continuing efforts by petroleum producing countries to better utilize stranded natural gas and associated gases which historically had been flared, present a promising source of demand.

LNG Applications

We provide process technology, liquefaction trains, and independent mission critical equipment for the LNG, including small to mid-scale facilities, floating LNG applications, and large base-load export facilities. We are a leading supplier to EPC firms where we provide equipment and process technology, providing an integrated and optimized approach to the project. These “Concept-to-Reality” process systems incorporate many of Chart’s core products, including brazed aluminum heat exchangers, Core-in-Kettle® heat exchangers, cold boxes, air cooled heat exchangers, pressure vessels, and pipe work. These systems are used in global LNG projects, for both local LNG production as well as LNG export terminals. Our proprietary IPSMR® and IPSMR+® liquefaction process technology offers lower capital expenditure requirements than competing processes measured on a per ton of LNG produced basis, along with very competitive operating costs.

Demand for LNG applications is primarily driven by increased use and global trade in natural gas (transported as LNG) since natural gas offers significant cost and environmental advantages over other fossil fuels. Demand for LNG for fuel applications is also driven by diesel displacement and continuing efforts by petroleum producing countries to better utilize stranded natural gas and previously flared gases.

HVAC, CCUS, Power and Refining Applications

Our air cooled heat exchangers and axial cooling fans are used in heating, ventilation, and air conditioning (“HVAC”), CCUS, power and refining applications. Demand for HVAC is driven by growing construction activities and demand for energy efficient devices, and there is also positive impact from growing industrial production. Demand for CCUS is driven by regulation and customer goals of decarbonization, and our ACHX and fans are key pieces of equipment in CCUS solutions. Refining demand continues to be driven by United States shale production, benefiting from low cost shale oil and gas resulting in high utilization and increased investment. Our air cooled heat exchangers are used in each phase of the refining process to condense and cool fluids. Worldwide power use is projected to grow 50% through 2050. This growth is focused in regions where strong economic growth is driving demand, particularly in Asia.

Specialty Products

Specialty Products (33% and 30% of consolidated sales for the year ended December 31, 2021 and the LTM period ended September 30, 2022, respectively) supplies highly-engineered equipment used in specialty end market applications for hydrogen, LNG, biofuels, CO2 Capture, food and beverage, aerospace, lasers, cannabis and water treatment, among others. Since 2020, we made a number of acquisitions to capitalize on clean power, clean industrials, clean water and clean food, beverages and agriculture market opportunities within this segment. These include the acquisitions of BlueInGreen, LLC (“BIG”), Sustainable Energy Solutions, Inc., Cryogenic Gas Technologies, Inc. (“Cryo Technologies”), L.A. Turbine (“L.A. Turbine”), AdEdge Holdings, LLC (“AdEdge”), Earthly Labs Inc. (“Earthly Labs”), Fronti Fabrications (“Fronti”), and Worthington Industries.

We supply a wide range of solutions used in the production, storage, distribution and end use of hydrogen while also providing highly-specialized mobility and transportation equipment for use with both hydrogen and LNG, including onboard vehicle tanks and fueling stations. More specifically, our horizontal LNG vehicle tanks are widely used onboard heavy-duty trucks and buses, while our recently-released liquid hydrogen vehicle tank leverages many of our core LNG vehicle tank technologies to drive decarbonization even further. Chart also manufactures specialized cryogenic railcars used to transport not only LNG, but a number of other gaseous and liquid molecules. Additionally, we design and manufacture nitrogen dosing products and other equipment used in packaging as well as the food and beverage industry. These applications include processing, preservation and beverage carbonation, helping to reduce the volume of plastics and glass in packaging by adding rigidity to the container.

Our water treatment technology is also offered through the Specialty Products segment. Serving both municipal and industrial end markets globally, our water treatment process technology utilizes Chart’s cryogenic storage and vaporization equipment to efficiently deliver dissolved oxygen, CO2 and ozone into water. Our technology is used for oxygenation, pH adjustment, oxidation and odor control with modular and mobile solution options. Additional water treatment capabilities include but are not limited to adsorption, filtration, ion exchange, reverse osmosis and flow reversal processes, to name a few. Our expanded solution set effectively addresses a wide range of organic and inorganic contaminants including arsenic and per- and polyfluorinated alkylated substances, often referred to as “forever chemicals.” Other equipment and technology offered through Specialty Products have applications in CO2 Capture, space and cannabis industries. We also offer cryogenic components, including turboexpanders, vacuum insulated pipe (“VIP”), specialty liquid nitrogen, or LN2, end use equipment and cryogenic flow meters.

We design and manufacture solutions for the liquefaction, storage, distribution, regasification and use of hydrogen. There are a number of commercial uses for hydrogen including traditional applications in the chemical, refining and space industries. More recently, hydrogen is increasingly being used as an alternative fuel for the power transportation sectors, with both onshore and marine applications. Given the global movement towards a lower carbon footprint, there are a number of other potential uses for hydrogen, including power generation. To help enable this transition, we supply ISO containers and transport trailers for both gaseous and liquid hydrogen, in addition to fuel stations and other fueling solutions. We also manufacture various types of heat exchangers for hydrogen applications including brazed aluminum, air-cooled and shell & tube varieties.

Demand for many of our specialty applications including hydrogen is primarily driven by the global, public and private sector movement towards a lower-carbon footprint, reduced greenhouse gas emissions and overall sustainability trends. These efforts are being guided not only by government policies and related global climate goals, but also by social and environmental actions by various stakeholders. Management believes hydrogen in particular will play an ever-increasing role in the energy transition, given its zero emission characteristics and naturally abundant supply. Similarly, management believes other equipment offered by Chart’s Specialty Products segment will be required to achieve global greenhouse gas reduction targets and other environmental-related goals, including our carbon capture and biofuel technology, water treatment offerings and specialty packaging equipment. Demand for LNG is also likely to continue benefiting from the ongoing energy transition given its environmental advantages over other fossil fuels, as well as from a growing demand for energy access, security and resiliency.

Repair, Service & Leasing

Our Repair, Service & Leasing segment (13% and 14% of consolidated sales for the year ended December 31, 2021 and the LTM period ended September 30, 2022, respectively) provides installation, service, repair, maintenance, and refurbishment of our products globally in addition to providing equipment leasing solutions.

To support the products and solutions we sell, our Repair, Service & Leasing segment offers services through the entire lifecycle of our products, which is unique and unparalleled in the markets we serve. Our focus is to build relationships with plant stakeholders, from process and mechanical engineers to operations and maintenance personnel, focusing on the optimized performance and lifespan of Chart proprietary equipment. Aftermarket services include extended warranties, plant start-up, spare parts, 24/7 support, monitoring and process optimization, as well as repair, maintenance, and upgrades.

We also install, service, maintain and refurbish bulk and packaged gas cryogenic solutions for the storage, distribution, vaporization, and application of industrial gases. With multiple service locations in the Americas and Europe, we not only service Chart products, we also service numerous other manufacturers including many of our competitors. We provide services for storage vessels, VIP, trailers, ISO containers, vaporizers, and other gas to liquid equipment.

Additionally, we offer a variety of leasing options on certain types of Chart equipment, providing our customers with the flexibility to quickly respond to seasonal or sudden increases in demand with similar flexibility when existing equipment is being repaired or refurbished. We offer short and long-term operating leases as well as lease to own options with up to a ten-year term. Typical equipment we offer with leasing options are standard trailers, including bulk and micro bulk storage systems, vaporizers and delivery tankers. Chart also offers Treatment-as-a-Service options for water treatment customers in addition to remote monitoring services.

Demand for services provided by this segment is being driven by our substantial existing and growing install base, exceptional reputation for high-quality service, breadth of services offered and expanded geographic footprint. Additionally, this segment is benefiting from new long-term agreements being executed that incorporate parts, repair and aftermarket service components not included in prior agreements, as well as existing long-term agreements that are also adding this to their scope.

CHART’S TRANSFORMATION

Over the past four years, we have repositioned our business to be more focused on higher growth markets by utilizing our existing portfolio, focusing on core competencies, including engineering and global manufacturing, and strategically adding technologies and products both through organic R&D and inorganic investments.

RECENT DEVELOPMENTS

Acquisition of Howden

On November 9, 2022, we announced that we signed a definitive agreement to acquire Howden, a leading provider of air and gas handling solutions, from affiliates of KPS Capital Partners, LP (“KPS”) for an acquisition price of $4.4 billion. The Acquisition is subject to the receipt of certain regulatory approvals and the satisfaction of other customary closing conditions, and is expected to close in the first half of 2023. In connection with this offering and the Concurrent Depositary Shares Offering, we entered into a letter agreement with the Sellers whereby, subject to certain conditions, the Sellers consented to the Concurrent Depositary Shares Offering. Under the letter agreement, we agreed to apply the net proceeds from this offering and the Concurrent Depositary Shares Offering to increase the minimum cash consideration payable in the Acquisition on a dollar-for-dollar basis and accordingly reduce the portion of Acquisition consideration that would have otherwise been paid with Series A Preferred Stock on a dollar-for-dollar basis. Under the letter agreement, the Sellers have also granted us the option, exercisable on or prior to the pricing of this offering, if the gross proceeds (before the underwriting discount) of this offering and the Concurrent Depositary Shares Offering are at least equal to $850 million, to satisfy our obligations under the Purchase Agreement to issue Series A Preferred Stock to the Primary Seller by instead delivering shares of our common stock to the Primary Seller using the price to the public in this offering. We did not exercise the option and it expired upon the pricing of this offering.

On a pro forma basis, the combined business would have generated revenue of $3.3 billion for the LTM period ended September 30, 2022. The purchase price represents 13.1x Howden’s Pro Forma Adjusted EBITDA for the LTM period ended September 30, 2022, or 8.6x accounting for estimated annual cost synergies of $175 million that we expect to be achieved in the first twelve months of ownership ($250 million estimated annual cost synergies by year three of ownership). In addition to cost opportunities, Chart has identified significant commercial synergies that we expect reach $350 million by year three.

We have followed Howden’s strategic pivot, which has been similar to Chart’s, to serve high growth, ESG-oriented end markets with their full suite of solutions. Through our recent partnerships on projects that advance the Nexus of Clean™, we believe we share a common culture, rooted in engineering expertise, R&D and innovation, with differentiated solution portfolios that are backed by significant intellectual property. We expect that the acquisition will more than double our revenue and improve the quality of our EBITDA and cash flow profiles with the addition of a higher margin, low capital intensity business with significant exposure to aftermarket, service and repair. Howden brings complementary technologies and capabilities that help to complete our portfolio in our core end markets, such as compressor technology for hydrogen liquefaction, and compressors and other air and gas handling products to provide aeration for biological wastewater processes. The acquisition also adds access to new end markets that are high growth and renewables focused, helping customers reduce their CO2 exposure, including nuclear, energy recovery, biomass, tunnel and metro, green metals and mining. We expect that the acquisition will also roughly double the proportion of our revenue from aftermarket solutions and services. We are excited about this addition as the aftermarket offering provides significant revenue visibility, resiliency through the cycle and attractive margin profile.

Both Chart and Howden have a strong track record of successful M&A and post-merger integration. Between 2018 to 2022, Chart completed 11 strategic acquisitions, expanding manufacturing capacity, access to CCUS, access to hydrogen liquefaction, specialty expanders, water technology, repair and service, and interlinkages between them. Under KPS’ ownership since September 2019, Howden completed seven strategic acquisitions, expanding service and repair capabilities, waste-to-energy plants and energy efficiency applications. We believe that the combination of a shared culture, recent history of collaboration between the businesses and track record of mergers and acquisitions (“M&A”) and integration sets us up for a successful combination of the two businesses.

About Howden

Howden is a leading global provider of air and gas handling solutions that drive enhanced safety, efficiency and environmental sustainability in mission-critical processes across a broad range of attractive and fast-growing industrial markets. Its products enable its customers’ vital processes that advance a more sustainable world. Based in Renfrew, Scotland, Howden has more than 160 years of heritage as a world-class application engineering and manufacturing company with physical presence in 35 countries. Howden manufactures highly engineered fans, compressors, heat exchangers, steam turbines, and other air and gas handling equipment, and provides service and support to customers around the world in highly diversified end markets and geographies.

Howden offers a comprehensive product offering, global footprint, large aftermarket business and application engineering expertise, which enables it to provide differentiated solutions and service offerings to its customers. Howden’s capabilities and application expertise are globally recognized in its end markets, and its solutions are known for their longevity, quality, reliability, efficiency and innovation. Its products and solutions are used to control flow rate and pressures of air and gas in customers’ operations and production processes, and are most often used in complex environments and harsh conditions where the cost of failure or downtime is high.

Howden serves a large and growing global total addressable market (“TAM”), with end markets that are expected to grow at double digit rates in the near-term. Howden works with customers to provide air and gas handling solutions across a range of end markets:

In the Energy Transition, Renewables, Electrification and Sustainability end markets, Howden offers a broad suite of solutions, for use in a range of applications. For the Energy Transition and Renewables end market, Howden offers a variety of compressors, fans and steam turbines for use in a range of applications, including but not limited to hydrogen production, storage and distribution; LNG handling, storage and offloading; steam turbines for waste heat recovery and waste-to-energy applications, as well as more traditional energy modalities within oil and gas. For the Electrification end market, Howden’s solutions support customers that produce the metals necessary for electrification and battery production, by offering a variety of medium- and heavy-duty ventilation fans, heaters and cooling systems that are essential for managing mine operating costs, and supporting worker health and safety in deep underground mine settings. Howden’s products circulate fresh air in mines, remove dust and other potentially harmful airborne particles, and regulate mine temperature. Howden’s proprietary VentSim technology is used by customers to model the air and gas handling needs in mines, with more than 1,500 VentSim licenses provided to its customers’ deep underground mines. For the Urbanization and Infrastructure end market, Howden offers a variety of fans, blowers and turbo compressors for wastewater and tunnel ventilation applications. For wastewater customers, Howden provides blowers, which are critical products in the advanced, efficient and smart aeration systems required for municipal sewage management. Howden provides the mission-critical aeration technology required to deliver clean water to some of the world’s most populous cities. For tunnel ventilation applications, its fans remove gases that could be harmful to human health in normal or emergency situations, and are often required by local regulations. In the Industrial Solutions end market Howden offers a variety of compressors, fans and heaters in a wide range of applications including metals processing, marine and cement production. For CCUS customers, Howden has supplied solutions to eight large-scale CCUS projects over the past 15 years, and offers a range of CCUS application-agnostic technologies, including compressors, fans, heaters, blowers and turbines, that can be applied at each stage of the CCUS process. In the Traditional Energy end market, Howden offers a range of turbines, compressors, fans and heaters for use in oilfield, petrochemical and coal plant applications. Howden’s solutions in this end market are focused on helping customers achieve improved standards on emissions, efficiency and safety, and are geared towards aftermarket offerings rather than OEM equipment. Howden’s Aftermarket, Service and Repair offering is best-in-class, with spare parts, servicing and retrofit offerings supported and enabled by its proprietary Uptime digital solution, which drives visibility and customer attachment through equipment monitoring and performance optimization. Howden offers more than 150,000 lines of spare parts, many of which are proprietary and protected by IP. Its service teams, comprised of approximately 500 field engineers across more than 40 global service centers, are able to service Howden’s asset base of more than 205,000 assets, as well as non-Howden equipment, providing a significant and growing addressable market. The success of its aftermarket offering is underpinned by Howden’s close relationships with customers, which begin at time of specification of the original equipment, and are maintained by regional service teams once the assets are operational.

Howden’s operating footprint and installed base spans more than 150 countries, with 18 manufacturing facilities and more than 40 service centers spread across the globe. With an installed base of more than 205,000 assets, it serves more than 5,800 customers annually. Howden has developed an industry-leading aftermarket service offering, able to offer full asset lifecycle support for customers who place a high value on optimizing the performance and safe operation of their rotating equipment, including minimizing downtime.

We believe that Howden represents a compelling addition to our business due to its competitive differentiation, leading market positions and synergistic strengths. Our acquisition of Howden is expected to:

•	Expand Chart’s equipment portfolio and process technology offering for multiple molecules and applications across high growth areas, and in particular in the Nexus of Clean™ and energy;

•

Create strong synergies, scale and innovation potential in priority areas including hydrogen, carbon capture and storage, decarbonization of industries, water treatment, petrochemical, LNG, air separation, marine, cement and natural gas processing;

•	Strategically enhance Chart’s business mix by adding new core capabilities in small-scale compression;

•	Enhance aftermarket exposure and global footprint;

•	significantly increase Chart’s revenue and EBITDA;

•	Be accretive to margins and cash flow generation in 2023 following the Acquisition; and

•	Generate >500bps of gross margin expansion and Adjusted EBITDA margin opportunity in the first three years of ownership.

Company Strengths

We believe the following strengths differentiate us from our competitors and contribute to our potential to profitably grow our leading market positions and drive our continued success.

Large and diversified total addressable and served markets across Clean Power, Clean Water, Clean Food, Beverages and Agriculture, and Clean Industrials

We believe we are a significant player with a large addressable market and significant exposure to attractive, secularly advantaged end markets and applications, including Energy Transition, Renewables, Electrification and Sustainability-Linked; Energy & Renewable Power Solutions; Traditional Energy; and Aftermarket, Service and Repair. Howden has an important presence in these end markets and provides a range of solutions that are complementary and synergistic to Chart’s existing offering. We are also excited about the diversity that Howden offers, opening access to a number of attractive new end markets and applications, including nuclear, energy recovery, biomass, tunnel and metro, green metals and mining, as well as a significant expansion in our aftermarket capability.

By serving a diverse set of customers, end markets, and geographies, which would be further expanded through our acquisition of Howden, we minimize the impact of demand volatility within any single end market or geography. We serve a diverse set of applications today and are continuing to expand our addressable applications through our engineering expertise.

Leading exposure to high secular growth drivers such as energy transition, decarbonization and sustainability, urbanization and infrastructure, and safety

Chart’s vision is to be the global leader in the design, engineering and manufacturing of cryogenic process technologies and equipment for the Nexus of Clean™—clean power, clean water, clean food and clean industrials, regardless of molecule. We offer an industry-leading range of systems that enable our customers to meet their energy transition, decarbonization and sustainability goals. For example, Chart’s liquefaction solutions are critical in the process of generating energy from hydrogen, with a complete offering that includes oil removal systems, vacuum cold box with integral turboexpanders, storage tanks, cryogenic distribution system and a trailer loading system. In LNG, we have one of the industry leading offerings, with an integrated suite of products and technologies that offer “concept to reality” solutions for our customers in the adoption of LNG as a safe, economical, clean-burning fuel alternative for energy, transportation and in industry. For example, our IPSMR® technology is designed to offer significantly better efficiency and superior performance over other comparable technologies and makes it possible to optimize liquefaction systems over a wide range of site conditions. We also have cutting edge solutions that we believe will transform our customers’ sustainability journeys. For example, our cryogenic carbon capture technology eliminates most emissions from fossil fuels while enabling better use of intermittent renewables through grid scale energy storage.

Howden is an early mover and leader in enabling customer energy transition and decarbonization efforts, with leading technology, products, partnerships and application engineering expertise. For example, Howden’s diaphragm compressors are critical for the high compression and high flow of hydrogen gas, a necessity for hydrogen transportation and storage applications. Howden’s products are expected to play a key role within the process for the capture, utilization and storage of carbon dioxide, and Howden has designed a product strategy to win business in CCUS technologies currently under development. Nearly all CCUS technologies require air and gas handling solutions, and we believe Howden technologies offer best-in-class fans to handle very high flow of flue gas with optimal efficiency, large scale heaters to be adapted for solid adsorption, and CO2 compressors for most applications. Howden is also one of the few air and gas handling technology providers with CCUS credentials, having participated in eight out of an estimated forty CCUS projects globally over the past 15 years. Additionally, Howden’s solutions have been critical in advancing marine net zero fuel development, providing hydrogen compression solutions as a feedstock for e-methanol that will be used to power Maersk container ships. Howden compressor solutions have been selected for use at Shell’s Rotterdam biofuels facility, as well as at HYBRIT, the first-of-a-kind fossil-free steel plant in Sweden. Howden brings a number of other energy transition and decarbonization partnerships, including its partnership with Raven SR to develop compression solutions for use in waste-to-fuels facilities, as well as its partnership with NEL to supply hydrogen compressor solutions to its electrolysers. Importantly, Chart and Howden have a track record of partnering on energy transition efforts, with a memorandum of understanding signed on December 8, 2021, for the collaboration on advanced hydrogen solutions, whereby Howden gas compression systems can be incorporated into Chart’s hydrogen offerings.

Broad product portfolio including a full suite of air and gas handling, storage and transportation equipment as well as heat transfer systems, cryo tank solutions, specialty products, and a leading aftermarket parts and servicing offering

The combination of Chart and Howden brings together two highly complementary portfolios of solutions, serving a broad range of attractive end markets. Chart offers a leading portfolio of highly engineered cryogenic equipment and gas to liquid systems, including brazed aluminum heat exchangers, cold boxes, gas pre-treatment and nitrogen rejection units, specialty pressure & heat transfer equipment, air cooled heat exchangers, axial flow fans, integrated energy systems, lifecycle services, cryogenic bulk storage tanks, vaporizers, cryogenic storage and regasification systems, packaged gas systems, cryogenic launch umbilicals and storage, nitrogen dosing and food preservation, fueling stations, HLNG vehicle tanks, cryogenic transport trailers, virtual pipeline solutions, rail tender and transport, FEMA valve portfolio, as well as servicing and repairs.

Howden offers a diverse portfolio of air and gas handling solutions across 21 product families and more than 900 individual products, which we believe represents one of the broadest and most comprehensive air and gas handling portfolios in the sector. The varying pressure and flow rate requirements of customers’ production processes require the configuration and manufacturing of solutions that span multiple product families across the pressure and volume spectrums, differentiating Howden from its competitors who we believe generally cannot provide the same breadth of solutions to customers. Howden also offers a leading aftermarket service offering, supporting more than 5,800 customers annually and servicing a global installed base of over 205,000 assets through more than 40 service centers and approximately 750 engineers. It is a significant and highly profitable offering; historically, contributions from aftermarket to project profit (defined by management as the contribution to gross profit prior to warranties, procurement and quality assurance costs) have been roughly double compared to contributions from new build to project profit. As a result, each original equipment (“OE”) sale has the potential to represent a significant long-term, highly-visible recurring revenue opportunity, as the aftermarket spend can exceed 4x the original cost of the equipment. Howden also offers its own proprietary industry-leading digital solution, Uptime, which collects, analyzes and stores asset data from a range of sensors, assesses and analyzes key trends, and helps to predict equipment failures, and identify opportunities to improve customers’ operating processes.

We will continue to innovate and grow the breadth and quality of our solutions, enabled by the strength of our team and safeguarded by our expansive intellectual property program. Together, Chart and Howden have a combined team 1,500 engineers and both companies have introduced many innovative products across multiple end markets. As of September 30, 2022, Chart and Howden had a combined portfolio of approximately 1,165 patents and approximately 1,380 trademarks, and we expect the integration of our teams to encourage further innovation and technological differentiation.

Howden builds on our resilient, predictable, and flexible business model

We believe Howden will strengthen the predictability, resiliency, and flexibility of our business on account of its (i) revenue contribution from, and strength in, its aftermarket offerings, (ii) additional geographies, applications and end markets that provide further diversification, and (iii) backlog-based business model, which allows for significant revenue visibility and effective planning and resource allocation.

After completion of the acquisition, we expect our greater exposure to aftermarket products and services will offer greater revenue visibility as well as margin accretion. As demonstrated during the COVID-19 pandemic, aftermarket offerings are robust across economic cycles, as customers typically continue to spend on maintenance and repair services, spare parts and retrofits to keep their processes safe, environmentally compliant, and operationally efficient. In addition, after completion of the acquisition, a significant portion of our New Build net sales will be driven by government and regulation-linked spending, which tends to be countercyclical in nature.

We expect the addition of new solutions, end markets and geographies, which are not necessarily correlated with each other or the broader market, as well as a more complete offering within our existing channels, will provide greater diversification and earnings stability. Howden’s technologies such as its compressors, blowers and fans broaden our suite of solutions, its strength in APAC and EMEA provides greater access to those markets, and its applications in end markets that advance our Nexus of Clean™, such as nuclear, energy recovery, electrification and biofuels will enable us to diversify our range of applications.

Our backlog-based net sales model, with orders placed ranging from several weeks to several years in advance, gives us clear visibility into production and future net sales. This forward-looking model allows us to anticipate slowdowns months in advance and pivot our resources towards end markets and applications that we believe are growing. We believe that Howden’s similar backlog-based business model further improves this strength with approximately 50% of Howden’s estimated total revenues for the next twelve months in backlog, driven by its new build offering and supported by a significant aftermarket backlog. Howden’s retrofit offerings are also backlog driven, as are its Long Term Service Agreements (“LTSA”), which by definition provide forward revenue visibility through backlog.

Global footprint to serve customers locally supported by 50+ service centers and 40+ manufacturing plants across 35 countries

Our combined global footprint provides us with geographic diversity, with a strong presence in large, attractive, developed economies and fast-growing emerging markets, positioning us to benefit from secular growth trends. Furthermore, our footprint is strategically important in allowing us to support our customers on a local level. Our engineers are engaged early by customers in their design and specification processes to configure unique solutions to solve each customer’s needs. This customer-centric sales model enables our employees to cultivate uniquely strong, long-term customer relationships, in many cases measured in decades. This level of access and tenure, combined with a global service network position us to win lucrative and stable service and aftermarket business.

Strong earnings mix and financials with low capital intensity

Over the LTM period ended September 30, 2022, Chart generated $1.5 billion in revenue, $77 million in net income and $267 million of Pro Forma Adjusted EBITDA, representing a 4.9% net profit margin and 17.1% Pro Forma Adjusted EBITDA margin. Over the LTM period ended September 30, 2022, Howden generated $1.8 billion in revenue, $64 million in net income and $335 million of Pro Forma Adjusted EBITDA, representing a 3.6% net profit margin and 19.0% Pro Forma Adjusted EBITDA margin. These strong financial profiles are reflective of the differentiation in our solutions and low capital intensity.

On a pro forma basis, exclusive of any expected synergies, for the LTM period ended September 30, 2022, the combined company would have generated $3.3 billion in revenue. Over the same period Chart generated $77 million in net income and $267 million of Pro Forma Adjusted EBITDA while Howden generated $64 million in net income and $335 million of Pro Forma Adjusted EBITDA. We expect to achieve significant synergies as a result of the Acquisition, with $175 million estimated cost synergies within first twelve months of ownership and $250 million estimated annual cost synergies by year three of ownership. An additional $350 million of estimated commercial synergies have been identified, which we expect to achieve within three years following closing of the Acquisition. We expect the complementary strengths of our businesses, coupled with an already-scoped synergy program, to drive further enhancement of our financial profile and allow us to rapidly deleverage post-close of the Acquisition. In connection with its deleveraging plans, Chart does not currently intend to undertake any material acquisitions or share repurchases until our net leverage ratios return to the targeted range of 2.0x – 2.5x.

World class, accomplished management team driving strategic vision

We have a world class, accomplished management team driving strategic vision between Chart and Howden. The combined company will be led by Jill Evanko, who has served as President and CEO of Chart since 2018. We believe we have assembled the best talent from across the combined company, including Massimo Bizzi as the integration leader. As of the completion of the acquisition, we expect the business to be supported by 11,650 employees, including over 1,500 engineers.

CORPORATE STRATEGY

Following the completion of the Acquisition, our corporate strategy will focus on the following pillars:

Broad Product Offering for Industrial Gas and Energy

Chart offers a comprehensive range of Clean solutions across power, water, food, beverage and agriculture, and industrials. We intend to continue to invest organically for capacity as well as in the Nexus of Clean™. The combination with Howden significantly advances this Nexus of Clean™ offering, creating a more diversified business while staying focused on Chart’s core engineering and manufacturing for liquid, air and gas handling and storage. We expect Howden’s highly complementary offering will expand Chart’s equipment portfolio and process technology offering for multiple molecules and applications across high growth areas. The expanded portfolio will increase scale, bring synergies and drive growth in areas including hydrogen, carbon capture utilization and storage (“CCUS”), decarbonization of industries, water treatment, petrochemical, LNG, air separation and natural gas processing. We believe Howden’s strong presence in regions such as Europe, Middle East, Africa and Southeast Asia, as well as applications for decarbonization of cement, marine, mining, and nuclear, will allow us to expand our customers and projects using our combined solution offering, while Chart’s exposure to LNG (particularly small-scale LNG which is applicable to Howden’s product offerings), water, CCUS and hydrogen in a variety of regions will pull Howden’s equipment through at scale to these markets.

Focus on deleveraging

We have set a goal to reduce our leverage to a target net leverage below 2.5x by the end of 2024, while also continuing to invest in our businesses. We do not currently intend to pursue any material acquisitions until the leverage target is met. Moreover, we believe the combination with Howden to be highly synergistic, with $250 million of annual estimated cost synergies by year three along with significant identified commercial synergies that we expect will reach $350 million by year three, both of which we expect to help drive cash flow generation to help rapid deleveraging. We expect to be able to rapidly reduce our leverage ratio on the basis of both EBITDA growth and debt paydown.

Innovative Solutions

Our engineering and product development activities are focused primarily on developing new and improved solutions and equipment for the users of cryogenic liquids, hydrocarbons and industrial gases across all industries served. Our engineering, technical, and marketing employees actively assist customers in specifying their needs and in determining appropriate products to meet those needs. Strong intellectual property and patent portfolio adds to Chart’s highly differentiated and difficult to replicate offering. As of September 30, 2022, Howden had approximately 415 issued patents and patent applications across multiple jurisdictions worldwide and approximately 818 trademark applications and registrations worldwide, adding to Chart’s existing portfolio of approximately 750 patents and patent applications and approximately 560 trademark applications and registrations.

Both Chart and Howden have strong track records of new product development. For example, in hydrogen, Chart has recently released an onboard liquid hydrogen vehicle tank for heavy duty trucks that works with a variety of FCEVs, as well as an LH2 pump for fueling stations. Howden has recently released its CHS compressor, a new compact solution piston compressor (1 to 200 bar) optimized for Power-to-X applications, its C-85H compressor, a high rod load version of its largest piston compressor offering that extends its capabilities to large electrolyzers, and its WL Range Screw compressor, suitable for light gases.

Margin Expansion

We expect margin expansion of the combined entity will come through additional end markets and geographic expansion for the Nexus of Clean™—clean power, clean water, clean food and clean industrials – which we expect will allow us to benefit from improved operating leverage, greater ownership of the value chain and an attractive shift in mix to higher margin end markets, geographies and integrated solutions. We expect the combination of the two companies will create a more diversified business while staying focused on both companies’ core engineering and manufacturing for liquid, air and gas handling and storage.

Significant cost synergies of approximately $175 million and revenue synergies of $150 million are expected to be delivered in the first twelve months after closing:

•	Outside Sourcing for Product Build and Insourcing

•	Volume leverage from doubling our revenue as a result of the combination

•	Insource Howden compressors on select projects

•	Insource select third party manufacturing processes

•	Optimization and Resource Rationalization

•	Leverage India engineering

•	Back-office rationalization

•	Indirect spend consolidation

•	Agent overlap, insurance, licenses rationalization

•	Facilities

•	Consolidate overlapping shops including in Houston, TX and Allentown, PA

•	Consolidate two Hyderabad, India back-office buildings

•	Leverage Howden Mexico and Chart Hudson Mexico

•	Sell underutilized, highly desired property

Focus on aftermarket strength and serving large global installed base

Both Chart and Howden have used inorganic growth as a lever to remain disruptive, executing a number of recent investments and acquisitions to capitalize on clean energy market opportunities. In the past three years, Howden has completed seven highly-synergistic bolt-on acquisitions, while Chart completed 10 strategic bolt-on acquisitions and divested two non-core businesses over the same period. We believe this track record of successful M&A and post-merger integration positions us well to join our two businesses in a highly synergistic combination. For example, in Q1 2021, Chart acquired Cryogenic Gas Technologies, Inc. (“Cryo Technologies”), to grow our presence in liquefaction technology for the energy market. During Q4 2021, we completed the accretive acquisition of Earthly Labs, a leading provider of small-scale carbon capture systems for use in municipal, agriculture and food & beverage applications. While we believe our shared track records of successful M&A and integration will benefit the combination of our two businesses, we remain committed to our financial policy of pausing materials acquisitions until our net leverage is within the targeted range of 2.0x-2.5x of Adj. EBITDA.

Community and Employees

Chart is proud to be at the forefront of the clean energy transition as a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas, carbon capture and water treatment, among other applications. This leadership position is possible not only because we have a broad offering of clean innovative solutions for the various end markets we serve, but also because we are committed to global responsibility. Reporting our Environmental, Social, Governance (“ESG”) performance is one of the ways we demonstrate accountability and transparency to our team members, suppliers, customers, shareholders and communities. We believe Chart and Howden have similar cultures and values, as well as a history of successful cooperation on multiple successful projects in the past. With 11,650 employees and a presence in 35 countries expected at the closing of the acquisition, we believe post-closing the combined company will scale to offer more complete solutions across the Nexus of Clean™ in broader geographies and markets, thereby providing customers a further opportunity to have a one-stop shop for their full solution needs. Our aligned cultures are committed to serving customers and increasing productivity, and the combined leadership team will represent a combination of talent from both organizations, with Jill Evanko, CEO and President of Chart running the combined business post-closing.

Chart is proud to be at the forefront of the clean energy transition as a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas, carbon capture and water treatment, among other applications. We also captured as our unique offering for the Nexus of CleanTM clean power, clean water, clean food and clean industrials. This leadership position is possible not only because we have a broad offering of clean innovative solutions for the various end markets we serve, but also because we are committed to global responsibility. Reporting our ESG performance is one of the ways we demonstrate accountability and transparency to our team members, suppliers, customers, shareholders and communities. Below are some highlights of our ESG efforts, and further information can be found in our third Annual Sustainability report with scorecard which was released in April 2022, which is not incorporated by reference herein.

•

We reported a 0.80 Total Recordable Incident Rate (“TRIR”), with emphasis on safety as our #1 priority and focus on all team members being empowered and authorized to stop work if they see an unsafe or potentially unsafe situation. At the end of September 2022, we were 0.01 from our record 12-month rolling TRIR set in June of 2022.

•

We measure progress through Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (TCFD) indices, as well as contributing to the Global Reporting Initiative and United Nations Sustainable Development Goals.

•	We utilize Risk methods analytics to proactively monitor our supply chain for proper governance in our supplier network including their climate targets and other ESG activities.

•	We have a Global ESG Committee, Global Safety Council, and Global Diversity & Inclusion Committee, all comprised of team member volunteers and engagement from our global locations.

•	Our Global ESG Committee has five sub-committees focused on energy management, zero waste, electrification, renewable energy and water management.

•	We have recently entered into a sustainability-linked banking agreement with covenants tied to our Green House Gas (“GHG”) emission reductions’ actual performance.

•

We have set a target to reduce our carbon intensity 30% by 2030 and have specific initiatives in place to help us meet this goal. In 2021, we made progress towards achieving our target by reducing GHG Intensity by almost 14% year-over-year.

•

In terms of lowering our own emissions, we made plant improvements including energy efficient upgrades for various equipment, replacing diesel powered equipment with electric and installing LED lighting in office spaces. In 2021, Chart reduced Scope 2 emissions by 9.7%.

•

We are our helping customers to achieve their own sustainability targets in a number of different ways whether that’s through reducing the amount of plastic used in packaging to lowering greenhouse gas emissions by enabling the transition towards cleaner fuels.

•

We have an independent Board of Directors that is comprised of seven directors (four of our seven directors are female and four of our seven are diverse) and governed with a separate independent Chairwoman and CEO.

•	We hold quarterly reviews on ESG with our Board of Directors.

•

We link our executives and their direct reports short-term incentive payout (25% of the strategic and operational goals) to a metric driven, percentage-reduction ESG metric, and have done this for two years.

•

Our team volunteers in their communities with a focus on supporting children and families, ending hunger and improving health. We offer every team member worldwide one paid day off each year to volunteer in our communities, and we donated over $120,000 to charities in the communities we work in during the 2021 year. In 2021, Chart started matching employee donations up to $250 per employee per year to charitable organizations.

•	We have an employee relief fund for our own team members that need assistance.

•	Our team members raised over $30,000 in 2021 and $25,000 in 2022 to support women through Dress For Success.

•	In 2021, we received the following ESG-oriented recognition:

•	World LNG Award for Energy Transition 2021 Finalist

•	Gastech 2021 Emission Reduction Champion – Organization of the Year Award Winner

•	Gastech 2021 Organisation Championing Diversity & Inclusion Finalist

•	Gastech 2021 Engineering Partnership of the Year Finalist

•	S&P Global Platts Energy Awards Excellence in LNG Finalist (2021)

•	S&P Global Platts Energy Awards Corporate Social Responsibility (Diversified) Award Finalist (2021)

•	In 2022, we received the following ESG-oriented recognition:

•	S&P Global Platts Energy Awards 2022 “Energy Transition– LNG” Finalist

•	S&P Global Platts Energy Awards 2022 “Deal of the Year – Strategic” Finalist

•	2022 Frost & Sullivan Institute Enlightened Growth Leadership Award

•	goBeyondProfit’s 2022 “In Good Company Report – One of the Most Generous Companies in Georgia (USA)”

DESCRIPTION OF THE ACQUISITION AND CONCURRENT FINANCING TRANSACTIONS

The shares of common stock offered hereby are being issued to finance the proposed $4.4 billion Acquisition by the Company of (i) Primary Seller, Granite Holdings II B.V., a Dutch private limited liability company (“Holdings”), and Granite US Holdings GP, LLC, a Delaware limited liability company (the “US GP Seller” and, together with Primary Seller and Holdings, the “Sellers”), (ii) Granite US Holdings LP, a Delaware limited partnership (“Granite US”), Granite Acquisition GmbH, a German limited liability company (“Granite Germany”), Granite Canada Holdings Acquisition Corp., a corporation formed pursuant to the laws of British Columbia (“Granite Canada”), and HowMex Holdings, S. de R.L. de C.V., a Mexican limited liability company (“Granite Mexico” and, together with Holdings, Granite US, Granite Germany and Granite Canada, the “Acquired Companies”).

The base purchase price for the Acquisition is $4.4 billion, subject to customary purchase price adjustments for cash, indebtedness, transaction expenses and working capital (the “Purchase Price”). The Purchase Price shall be paid as a mix of cash, subject to a minimum amount of $1.8306 billion (which will be increased by the net proceeds of this offering and the Concurrent Depositary Shares Offering) (the “Cash Consideration”), and shares of Series A Preferred Stock, in an anticipated amount of approximately $1.1 billion (which will be decreased by the net proceeds of this offering and the Concurrent Depositary Shares Offering) (the “Stock Consideration”). The Company may, at its discretion, reduce the Stock Consideration issued at closing by increasing the Cash Consideration paid at closing on a dollar-for-dollar basis, and the Cash Consideration may also be reduced in other limited circumstances on a dollar-for-dollar basis in respect of the aggregate amount of certain incremental letters of credit (and other similar instruments) of the Acquired Companies and their subsidiaries existing as of the closing of the Acquisition. We intend to use the proceeds from this offering and the Concurrent Depositary Shares Offering to fund the Acquisition by increasing the minimum Cash Consideration and reducing the amount of Series A Preferred Stock to be issued to the Primary Seller under the Purchase Agreement in connection with the Acquisition. We will use any remaining Series A Preferred Stock issuable under the Purchase Agreement, together with proceeds from the notes offering and borrowings under the term loan facility (or, if we are unable to place such indebtedness, the Bridge Facility (as defined below)), to fund the remaining consideration for the Acquisition and to pay fees and expenses in connection with the Transactions, including the payment of certain of Howden’s debt at the closing of the Acquisition. See “Use of Proceeds.” For further information on the Purchase Agreement, our $3.375 billion aggregate principal amount 364-day senior bridge loan credit facility (the “Bridge Facility”) and our backstop revolving credit facility in an aggregate principal amount of up to approximately $1.0 billion (the “Backstop Facility” and, together with the Bridge Facility, the “Debt Financing,” and the Debt Financing together with the notes offering and the Acquisition, the “Transactions”), see our Current Report on Form 8-K filed with the SEC on November 9, 2022.

In connection with this offering and the Concurrent Depositary Shares Offering, we entered into a letter agreement with the Sellers whereby, subject to certain conditions, the Sellers consented to the Concurrent Depositary Shares Offering. Under the letter agreement, we agreed to apply the net proceeds from this offering and the Concurrent Depositary Shares Offering to increase the minimum cash consideration payable in the Acquisition on a dollar-for-dollar basis and accordingly reduce the portion of Acquisition consideration that would have otherwise been paid with Series A Preferred Stock on a dollar-for-dollar basis. Under the letter agreement, the Sellers have also granted us the option, exercisable on or prior to the pricing of this offering, if the gross proceeds (before the underwriting discount) of this offering and the Concurrent Depositary Shares Offering are at least equal to $850 million, to satisfy our obligations under the Purchase Agreement to issue Series A Preferred Stock to the Primary Seller by instead delivering shares of our common stock to the Primary Seller using the price to the public in this offering. We did not exercise the option and it expired upon the pricing of this offering.

CONCURRENT DEPOSITARY SHARES OFFERING

Concurrently with this offering, we are also making a public offering of 7,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock. The Concurrent Depositary Shares Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy Depositary Shares. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,050,000 Depositary Shares, solely to cover over-allotments. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock. See “Concurrent Depositary Shares Offering.”

NOTES OFFERING

On December 8, 2022, we priced an offering (the “notes offering”) in a private placement of an aggregate of $1.97 billion in aggregate principal amount of notes, consisting of $1,460 million in aggregate principal amount of 7.500% senior secured notes due 2030 (the “secured notes”) at an issue price of 98.661% and $510 million in aggregate principal amount of 9.500% senior unsecured notes due 2031 (the “unsecured notes” and together with the secured notes, the “notes”) at an issue price of 97.949%. The notes offering is expected to close on December 22, 2022, subject to customary closing conditions. The closing of the notes offering is not conditioned on this offering or any of the other financing transactions. This prospectus supplement is not an offer to buy or the solicitation of an offer to buy, any notes. The notes will be fully and unconditionally guaranteed, jointly and severally, by each of our wholly owned domestic subsidiaries that guarantee its senior secured credit facilities. The secured notes will be secured by a first-priority liens on all of the assets that secure our and the guarantors’ obligations under our revolving credit facility and the term loan facility (the “senior facilities”). If the notes are issued before the completion of the Acquisition, we will deposit or cause to be deposited the gross proceeds from the offering of each series of notes into an escrow account. At such time and until certain escrow release conditions are satisfied, each series of notes will be secured by a first-priority security interest in the respective escrow accounts and funds held in the respective escrow accounts.

TERM LOAN FACILITY

We are pursuing, on a best efforts basis, a $1,434.8 million senior secured term loan facility intended to replace the remaining portion of the Bridge Facility not otherwise replaced with the proceeds of the notes offering. See “Description of the Transactions—Debt Financing Arrangements.”

The term loan facility will be incurred as an incremental facility under the Credit Agreement and is expected to mature on the date that is seven years from the date of the initial funding thereof. The conditions precedent to draw down under the term loan facility will be customary for financings of such nature and include, among other things, the closing of the Acquisition.

Our obligations under the term loan facility will be guaranteed by substantially all of our U.S. subsidiaries and be secured by the substantially all of our assets and property, on a pari passu basis, with the revolving credit facility and the secured notes.

SOURCES AND USES OF FUNDS

We intend to use the proceeds from this offering and the Concurrent Depositary Shares Offering to fund the Acquisition by increasing the minimum Cash Consideration and reducing the amount of Series A Preferred Stock to be issued to the Primary Seller under the Purchase Agreement in connection with the Acquisition. We will use any remaining Series A Preferred Stock issuable under the Purchase Agreement, together with proceeds from the notes offering and borrowings under the term loan facility, to fund the remaining consideration for the Acquisition and to pay fees and expenses in connection with the Transactions, including the payment of certain of Howden’s debt at the closing of the Acquisition.

The closing of this offering is not contingent upon the closing of the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition. If the Acquisition is not consummated for any reason, we intend to use all of the proceeds from this offering for normal working capital needs, repayment of indebtedness, capital expenditures, acquisitions and investments.

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred within 30 days of this offering and based on estimated amounts outstanding on that date. See “Description of the Transactions—Equity Purchase Agreement.” The actual sources and uses of funds may vary from the estimated sources and uses of funds set forth below. The estimated sources and uses of funds presented below should be read in conjunction with “Description of the Transactions,” “Use of Proceeds” and “Capitalization” included elsewhere in this prospectus supplement.

(in millions) Sources of Funds		Uses of Funds
Term Loan(1)	$1,434.8	Net consideration for Transactions(7)	$4,347.7
Secured Notes(2)	1,460.0	Transaction fees and expenses(8)	112.3
Unsecured Notes(3)	510.0	Cash to Combined Chart	15.0
Series A Preferred Stock(4)	20.2
Common Stock(5)	700.0
Depositary Shares(6)	350.0

Total sources of funds	$4,475.0	Total uses of funds	$4,475.0

(1)	See “Description of the Transactions—Debt Financing Arrangements” for a description of the anticipated terms of the term loan facility.
(2)	Reflects aggregate principal amount of secured notes.
(3)	Reflects aggregate principal amount of unsecured notes.
(4)

Reflects the Series A Preferred Stock that we agreed to issue to the Primary Seller as consideration for the Acquisition after giving effect to the use of proceeds from the shares of common stock offered hereby and the Concurrent Depositary Shares Offering. In connection with this offering and the Concurrent Depositary Shares Offering, we entered into a letter agreement with the Sellers whereby, subject to certain conditions, the Sellers consented to the Concurrent Depositary Shares Offering. Under the letter agreement, we agreed to apply the net proceeds from this offering and the Concurrent Depositary Shares Offering to increase the minimum cash consideration payable in the Acquisition on a dollar-for-dollar basis and accordingly reduce the portion of Acquisition consideration that would have otherwise been paid with Series A Preferred Stock. Under the letter agreement, the Sellers have also granted us the option, exercisable on or prior to the pricing of this offering, if the gross proceeds (before the underwriting discount) of this offering and the Concurrent Depositary Shares Offering are at least equal to $850 million, to satisfy our obligations under the Purchase Agreement to issue Series A Preferred Stock to the Primary Seller by instead delivering shares of our common stock to the Primary Seller using the price to the public this offering. We did not exercise the option and it expired upon the pricing of this offering.

(5)

Represents the proceeds from this offering, before deducting the underwriting discount. Excludes shares issuable to the Primary Seller at closing in lieu of delivering any Series A Preferred Stock upon exercise of our option under the letter agreement. See “Summary—Description of the Acquisition and Concurrent Financing Transactions.”

(6)	Represents of the proceeds from the Concurrent Depositary Shares Offering, before deducting the underwriting discount.
(7)

Represents estimated aggregate consideration payable to the Sellers on the closing of the Transactions of approximately $4.4 billion, which remains subject to certain purchase price adjustments, net of cash on Howden’s balance sheet. See “Summary—Description of the Acquisition and Concurrent Financing Transactions.”

(8)

Represents estimated fees and expenses associated with the Transactions, including underwriting discounts, original issue discounts, financing fees, advisory fees and other transaction costs and professional fees.

CORPORATE INFORMATION

Our principal executive offices are located at 2200 Airport Industrial Drive, Suite 100, Ball Ground, Georgia 30107. Our telephone number is (770) 721-8800.

Information on, or accessible through, any website referred to herein (other than the list of documents incorporated by reference herein) is not part of this prospectus supplement or the accompanying prospectus, nor is such content incorporated by reference herein. For a list of the documents incorporated by reference and where to find them, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

THE OFFERING

The summary below contains the basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus carefully before making an investment decision.

Issuer	Chart Industries, Inc., a Delaware corporation.

Common stock offered	5,923,670 shares of common stock.

Underwriters’ option to purchase additional shares of common stock	We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 888,550 additional shares of common stock.

Common stock outstanding after this offering(1)	42,558,053 shares (43,446,603 shares if the underwriters’ option to purchase additional shares of common stock is exercised in full).

Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and before estimated offering expenses, will be approximately $675.5 million, or $776.8 million if the underwriters’ option to purchase additional shares of Common Stock is exercised in full. We intend to use the proceeds from this offering and the Concurrent Depositary Shares Offering to fund the Acquisition by increasing the minimum Cash Consideration and reducing the amount of Series A Preferred Stock to be issued to the Primary Seller under the Purchase Agreement in connection with the Acquisition. We will use any remaining Series A Preferred Stock issuable under the Purchase Agreement, together with proceeds from the notes offering and borrowings under the term loan facility to fund Acquisition and to pay fees and expenses in connection with the Transactions, including the payment of certain of Howden’s debt at the closing of the Acquisition.

The closing of this offering is not contingent upon the closing of the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition. If the Acquisition is not consummated for any reason, we intend to use all of the proceeds from this offering for general corporate purposes, which may include repayment of indebtedness or to fund acquisitions. See “Use of Proceeds.”

Concurrent Depositary Shares Offering

Concurrently with this offering, we are also making a public offering of 7,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, pursuant to a separate prospectus supplement. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,050,000 Depositary Shares, solely to cover over-allotments. There can be no assurance that the Concurrent Depositary Shares Offering will be completed. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Depositary Shares Offering. See “Concurrent Depositary Shares Offering.”

NYSE symbol	GTLS

Risk factors

An investment in our common stock involves risk. You should carefully consider the information set forth in the section entitled “Risk factors” beginning on page S-30 of this prospectus supplement and in Part I—Item 1A, “Risk Factors,” of the Annual Report on Form 10-K for the year ended December 31, 2021.

(1)

Based on the number of shares of common stock outstanding as of December 7, 2022 and excludes (a) 153,244 shares of common stock issuable upon the exercise of outstanding options, with a weighted-average exercise price of $59.91 per share, (b) shares of common stock underlying the Series A Preferred Stock we may deliver to the Primary Seller upon closing of the Acquisition, (c) 4,406,125 shares of common stock issuable upon conversion of our existing 1.00% Convertible Senior Subordinated Notes due November 2024 (which we have irrevocably issued to settle the principal amount of in cash), (d) 531,731 shares of common stock reserved for future issuance under our equity incentive plan and (e) 2,961,700 shares of our common stock (and up to an additional 444,255 shares of our common stock upon the exercise of the over-allotment option of the underwriters of the Concurrent Depositary Shares Offering) issuable upon conversion of the Mandatory Convertible Preferred Stock (if issued in the Concurrent Depositary Shares Offering), in each case assuming mandatory conversion based on an “Applicable Market Value” (as defined in the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock) of our common stock equal to $118.1754 per share and subject to anti-dilution, make-whole and other adjustments, or any shares of our common stock that may be issued in respect of dividends payable on the Mandatory Convertible Preferred Stock.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA AND OTHER OPERATING DATA OF CHART INDUSTRIES, INC.

The following table sets forth summary pro forma financial data for the Company as of and for the nine months ended September 30, 2022 and September 30, 2021 and the year ended December 31, 2021, and summary historical financial data for the Company as of and for the nine months ended September 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019.

The following historical income statement, statement of cash flows and balance sheet data as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020, and 2019, were derived from our audited consolidated financial statements. The following historical income statement, statement of cash flows and balance sheet data as of September 30, 2022, and for the nine months ended September 30, 2022 and 2021, were derived from our unaudited condensed combined financial statements, which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such periods. The results for the nine months ended September 30, 2022 are not necessarily indicative of results to be expected for the year ending December 31, 2022, any interim period or any future period or year.

We have incorporated by reference herein our consolidated financial statements as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019, from our Annual Report on Form 10-K for the year ended December 31, 2021, and our condensed combined financial statements as of September 30, 2022, and for the nine months ended September 30, 2022 and 2021, from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. The following table should be read in conjunction with the consolidated financial statements and accompanying notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which are incorporated by reference herein, as well as the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. For a list of the documents incorporated by reference and where to find them, see the section entitled “Incorporation by Reference.”

The following summary unaudited pro forma financial data as of and for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are derived from our unaudited pro forma condensed combined financial statements that are included or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus. The summary unaudited pro forma financial data as of and for the nine months ended September 30, 2022 and for the year ended December 31, 2021 have been prepared to reflect the Acquisition and other Transactions described under “Description of the Transactions” as if these Transactions occurred on January 1, 2021, in the case of the income statement data, or September 30, 2022, in the case of the balance sheet data. The following summary unaudited pro forma financial data are presented for illustrative purposes only, include various estimates that are subject to material change and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor are they indicative of future operating results. See our unaudited pro forma condensed combined financial statements that are included or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed combined financial data.

	Pro forma		Historical
	Nine months ended September 30, 2022	Year ended December 31, 2021	Nine months ended September 30,		Year ended December 31,
			2022	2021	2021	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income Statement: (in millions except per share data)
Sales	$2,466.3	$2,893.8	$1,171.0	$938.8	$1,317.7	$1,177.1	$1,215.5
Cost of sales	1,776.2	2,110.0	887.9	696.8	993.5	845.0	918.0

Gross profit	690.1	783.8	238.1	242.0	324.2	332.1	297.5
Selling, general and administrative expenses	415.2	533.3	159.3	145.4	196.8	178.2	205.7
Amortization expense	135.2	175.8	32.4	28.5	38.9	45.7	39.8
Asset Impairments					—	16.0	—

Operating expenses	550.4	709.1	191.7	173.9	235.7	239.9	245.5

Operating income	139.7	74.7	91.4	68.1	88.5	92.2	52.0
Interest expense, net	218.9	296.9	13.3	7.4	10.7	17.7	14.7
Unrealized (gain) loss on investments in equity securities	10.9	(3.2)	10.9	(1.2)	(3.2)	(13.1)	0.1
Realized gain on equity method investment	(0.3)	(2.6)	(0.3)	—	(2.6)	—	—
Financing costs amortization	17.3	129.0	2.1	3.5	8.3	4.3	3.0
Foreign currency (gain) loss	12.9	(7.2)	(2.6)	0.1	0.9	0.9	(0.4)
Gain on bargain purchase					—	(5.0)	—
Other expense, net					0.3	2.2	—

Other Income	(1.5)	(5.9)	(1.5)	—
Income before income taxes and equity in earnings (loss) of unconsolidated affiliates, net	(118.5)	(332.6)	69.5	58.3	74.1	85.2	34.6
Income tax expense (benefit):
Current					21.4	13.9	19.0

Deferred					(7.9)	1.0	(16.2)

Income tax expense, net	(21.7)	(59.4)	4.0	9.9	13.5	14.9	2.8

Income before equity in earnings (loss) of unconsolidated affiliates, net	(96.8)	(273.2)	65.5	48.4	60.6	70.3	31.8
Equity in earnings (loss) of unconsolidated affiliates, net	1.1	2.4	(0.3)	0.1	0.3	—	—

Net income from continuing operations					60.9	70.3	31.8

Income from discontinued operations, net of tax					—	239.2	15.0

Net income	(95.7)	(270.8)	65.2	48.5	60.9	309.5	46.8
Less: Income attributable to noncontrolling interests, net of taxes	8.7	10.8	0.8	1.5	1.8	1.4	0.4

Net income attributable to Chart Industries, Inc.	$(104.4)	$(281.6)	$64.4	$47.0	$59.1	$308.1	$46.4
Net income attributable to Chart Industries, Inc. per common share:
Basic	$(4.29)	$(9.76)	$1.80	$1.32
Diluted	$(4.29)	$(9.76)	$1.56	$1.15
Weighted-average number of common shares outstanding:
Basic	35.85	35.61	35.85	35.59
Diluted	49.26	48.97	41.40	40.96
Comprehensive income (loss), net of taxes			$(4.6)	$25.4

Less: Comprehensive (loss) income attributable to noncontrolling interests, net of taxes			(0.1)	1.5

Comprehensive income (loss) attributable to Chart Industries, Inc., net of taxes			$(4.5)	$23.9

	Pro forma	Historical
	September 30, 2022	December 31,
		2021	2020
	(unaudited)
Balance Sheet Data (at period end): (in millions)
Current assets	$1,977.4	$853.5	$703.0
Total assets	8,848.0	3,043.8	2,570.5
Current liabilities	1,820.7	54.9	52.6
Long-term debt	3,664.3	600.8	221.6
Equity	1,621.5	1,625.2	1,579.3
Statement of Cash Flows Data: (in millions)
Cash flows provided by (used in) operating activities		$(21.3)	$172.7
Cash flows used in investing activities		(361.2)	185.0
Cash flows (used in) provided by financing activities		381.9	(363.4)

Other Financial Data (in millions):	Last Twelve Months Ended September 30, 2022	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
EBITDA(1)	$190.8	$146.2	$127.6	$172.2	$190.2	$129.5
Adjusted EBITDA(1)	256.4	203.9	143.3	199.3	214.4	159.7
Adjusted EBITDA margin(1)	16.5%	17.4%	15.3%	15.1%	18.2%	13.1%
Pro Forma Adjusted EBITDA(1)	267.0	211.9	172.2	230.8	221.6	204.1
Capital expenditures	(64.4)	(48.2)	(36.5)	(52.7)	(37.9)	(36.2)

(1)

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Pro Forma Adjusted EBITDA are non-GAAP measures and are subject to the limitations described above in the section ‘‘Use of Non-GAAP Financial Information.’’ The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Pro Forma Adjusted EBITDA:

	Last Twelve Months Ended September 30, 2022	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Sales	$1,549.9	$1,171.0	$938.8	$1,317.7	$1,177.1	$1,215.5
Net income attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$76.5	$64.4	$47.0	$59.1	$68.9	$31.4
Interest expense, net	16.6	13.3	7.4	10.7	17.7	14.7
Financing costs amortization	6.9	2.1	3.5	8.3	4.3	3.0
Income tax expense	7.6	4.0	9.9	13.5	14.9	2.8
Depreciation and amortization	83.2	62.4	59.8	80.6	84.4	77.6

EBITDA (non-GAAP)	190.8	146.2	127.6	172.2	190.2	129.5

Restructuring related costs(1)	—	—	—	3.5	13.6	15.6
Asset impairments(2)	—	—	—	—	16.0	—
Other non-cash charges(3)	11.0	7.9	8.1	11.2	8.6	8.8
Other non-operating expenses (credits)(4)	51.2	41.0	(1.6)	8.6	—	—

	Last Twelve Months Ended September 30, 2022	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Transaction costs(5)	1.3	1.3	3.6	3.6	0.3	6.5
Non-cash items (increasing) decreasing net income(6)	(5.6)	(2.5)	7.6	4.5	—	—
Non-cash items attributable to mark to market of any equity interests and hedging obligations(7)	7.7	10.0	(2.0)	(4.3)	(14.3)	(0.7)

Adjusted EBITDA (non-GAAP)	$256.4	$203.9	$143.3	$199.3	$214.4	$159.7

Adjusted EBITDA margin (non-GAAP)	16.5%	17.4%	15.3%	15.1%	18.2%	13.1%

Adjusted EBITDA (non-GAAP)	$256.4	$203.9	$143.3	$199.3	$214.4	$159.7
Pro forma EBITDA from acquisitions to the extent not included in Adjusted EBITDA(8)	2.0	1.5	6.3	6.8	2.1	$12.8
Pro forma synergies to be achieved within twelve months of acquisition(8)	8.6	6.5	22.6	24.7	5.1	31.6

Pro Forma Adjusted EBITDA (non-GAAP)	$267.0	$211.9	$172.2	$230.8	$221.6	$204.1

(1)	Restructuring related costs:

•	During the year ended December 31, 2021 were comprised of relocation and facility start-up costs and departmental restructuring, including headcount reductions.

•	During the year ended December 31, 2020 were comprised of restructuring costs, that primarily related to facility consolidations as well as departmental restructuring, including headcount reductions.

•

During the year ended December 31, 2019 were comprised of cost reduction or avoidance actions, including facility consolidations, streamlining of the commercial activities surrounding our after-market services business, geographic realignment of our manufacturing capacity and facility closure as well as departmental restructuring.

(2)

Includes $16.0 million impairment of our trademarks and trade names indefinite-lived intangible assets related to the AXC business in our Heat Transfer Systems segment for the year ended December 31, 2020.

(3)	Other non-cash charges is comprised of share-based compensation expense for all periods presented.
(4)	Other non-operating expenses:

•

During the last twelve months ended September 30, 2022 were comprised of $16.9 million due to supply chain related disruptions, $8.2 million due to startup/capacity, $7.8 million due to deal and integration costs, $7.4 million due to restructuring, $6.6 million due to Covid-19 related disruptions, $4.3 million due to weather and infrastructure related disruptions, Russia-Ukraine conflict and other.

•

During the nine months ended September 30, 2022 were comprised of $15.4 million due to supply chain related disruptions, $7.2 million due to deal and integration costs, $7.2 million due to restructuring, $6.3 million due to startup/capacity, $4.3 million due to weather and infrastructure related disruptions, Russia-Ukraine conflict and other and $0.6 million due to Covid-19 related disruptions.

•

During the year ended December 31, 2021 were comprised of $6.0 million due to Covid-19 related disruptions and $2.6 million related to capacity expansion one time costs, startup costs and legal costs associated with the divestiture of our cryobiological storage products business.

(5)

During the year ended December 31, 2021 were comprised of $6.0 million due to Covid-19 related disruptions and $2.6 million related to capacity expansion one time costs, startup costs and legal costs associated with the divestiture of our cryobiological storage products business.

•	Transaction costs were comprised of legal, consulting and other professional services fees associated with the acquisitions of:

•	CSC A.B., Fronti Fabrications, Inc., L.A. Turbine, AdEdge Holdings, LLC, and Earthly Labs, Inc. for the last twelve months ended September 30, 2022,

•	Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, Earthly Labs, Inc. Alabama Trailers, BlueInGreen, LLC and Sustainable Energy Solutions, Inc. for the year ended December 31, 2021,

•	BlueInGreen LLC and Alabama Trailers for the year ended December 31, 2020 and

•	Air-X-Changers for the year ended December 31, 2019.

(6)

Non-cash items (increasing) decreasing net income for the last twelve months ended September 30, 2022 and the year ended December 31, 2021 were comprised of amortization of net periodic pension income, contingent consideration fair value adjustments and fair value adjustments to our voluntary deferred income plan.

(7)

Non-cash items attributable to mark to market of any equity interests and hedging obligations for the last twelve months ended September 30, 2022 and the year ended December 31, 2021 were comprised of fair value adjustments of our investments in McPhy (Euronext Paris: MCPHY—ISIN; FR001742329) and Stabilis Energy, Inc. (NasdaqCM: SLNG).

(8)	Pro forma EBITDA from acquisitions to the extent not included in Adjusted EBITDA and pro forma synergies to be achieved within twelve months of acquisition related to:

•	Earthly Labs, Inc. CSC A.B and Fronti Fabrications, Inc. for the last twelve months ended September 30, 2022,

•	Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, Earthly Labs, Inc. for the year ended December 31, 2021,

•	BlueInGreen LLC and Alabama Trailers for the year ended December 31, 2020 and

•	Air-X-Changers for the year ended December 31, 2019.

Inclusion of these synergies in this prospectus supplement should not be viewed as a representation that we in fact will achieve the synergies in the time frame set forth above or at all, but is rather presented to help investors evaluate our compliance with the covenants contained in the documents governing our long-term indebtedness. See “Risk Factors—Risks Related to the Acquisition and Transactions—We may be unable to achieve some or all of the benefits that we expect to achieve from the Transactions.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF HOWDEN

The following table sets forth the summary historical consolidated financial data of Howden for the periods indicated. The summary consolidated statements of operations data for the years ended December 31, 2021 and 2020 and the balance sheet data as of December 31, 2021 and 2020 have been derived from the consolidated audited financial statements of Howden incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2022 and October 1,2021 and the balance sheet data as of September 30, 2022 have been derived from the unaudited condensed consolidated financial statements of Howden incorporated by reference in this prospectus supplement and the accompanying prospectus, which, in the opinion of Howden’s management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Howden’s financial position and results of operations for such interim period. The historical results presented below are not necessarily indicative of financial results to be achieved by Howden following the Acquisition or for any future period. You should read the summary historical consolidated financial data together with the historical consolidated financial statements of Howden and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,
	2021 (As restated)	2020 (As restated)
Statement of Operations: (in thousands)
Net Sales:
Products	$1,382,567	$1,271,926
Services	193,571	126,940
Total net sales	$1,576,138	$1,398,866

Cost of sales:
Products	940,698	868,962
Services	131,963	86,688
Total cost of sales	1,072,661	955,650

Gross Profit	503,477	443,216
Selling, general and administrative expenses	318,763	341,051
Acquisition-related costs	17,257	2,545
Restructuring and other related charges	5,509	9,897

Operating income	161,948	89,723
(Gain) loss on derivative contracts	(17,960)	51,389
Interest expense	103,621	117,761
Other income	(5,909)	(2,641)

Income (loss) before income taxes	82,196	(76,786)
Provision for income taxes	47,743	(29,867)

Net income (loss)	34,453	(46,919)
Less: income attributable to non-controlling interest, net of taxes	8,980	9,869
Net income (loss) attributable to Granite Holdings II B.V.	25,473	(56,788)

	(unaudited)
	Nine Months Ended
	September 30, 2022 (Unaudited)	October 1, 2021 (Unaudited)
Net sales
Products	$1,142,596	$970,534
Services	152,723	136,979
Total net sales	1,295,319	1,107,513
Cost of sales
Products	784,576	663,792
Services	105,913	94,100
Total cost of sales	890,489	757,892

Gross profit	404,830	349,621
Selling, general and administrative expense	285,088	232,670
Acquisition-related costs	3,308	6,213
Restructuring and other related charges	3,303	4,628

Operating income	113,131	106,110
Gain on derivative contracts	(82,298)	(14,847)
Interest expense, net	102,530	70,063

Income before income taxes	92,899	50,894
Provision for income taxes	39,108	26,948

Net income	53,791	23,946
Less: income attributable to non-controlling interest, net of taxes	7,887	6,728

Net income attributable to Granite Holdings II B.V.	$45,904	$17,218

		December 31
	September 30, 2022 (Unaudited)	2021 (As restated)	2020 (As restated)
Balance Sheet Data (in thousands)
Current assets	$1,099,857	$1,110,798	$880,544
Total assets	2,956,593	3,012,949	2,506,923
Current liabilities	872,321	845,983	700,398
Total liabilities	2,504,274	2,537,658	2,049,042
Equity	452,319	475,291	457,881

Other Financial Data (in millions):	Last Twelve Months Ended September 30, 2022	September 30, 2022	October 1, 2021	December 31, 2021	December 31, 2020
EBITDA(1)	$328,147	$248,733	$178,980	$258,394	$161,710
Adjusted EBITDA(1)	295,303	206,110	168,746	257,940	229,358
Pro Forma Adjusted EBITDA(1)	334,788

(1)

EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are non-GAAP measures and are subject to the limitations described above in the section ‘‘Use of Non-GAAP Financial Information.’’ The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA, and Pro Forma Adjusted EBITDA:

	Last Twelve Months Ended September 30, 2022	Nine Months Ended September 30, 2022	Nine Months Ended October 1, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020
Net income	$64,298	$53,791	$23,946	$34,453	$(46,919)
Provision for income taxes	59,903	39,108	26,948	47,743	(29,867)
Depreciation and amortization	73,767	53,304	58,023	78,486	123,376
Interest expense	135,855	104,914	72,680	103,621	117,761
Other income	(5,676)	(2,384)	(2,617)	(5,909)	(2,641)

EBITDA	$328,147	$248,733	$178,980	$258,394	$161,710
Restructuring costs and other related charges(a)	4,148	3,303	4,628	5,509	9,897
(Gain) loss on sale of property, plant and equipment(b)	(124)	(129)	(1,982)	(1,977)	56
Share based compensation(c)	1,560	1,442	1,449	1,567	2,333
Sponsor management fees(d)	4,465	3,464	3,069	4,070	4,300
(Gains) and losses on derivative instruments(e)	(76,900)	(73,172)	(15,512)	(19,240)	46,682
One time fees associated with acquisitions, integrations and purchase accounting adjustments(f)	29,259	19,515	(2,158)	7,587	4,073
Other non-recurring items(g)	4,712	2,954	272	2,030	307

Adjusted EBITDA	$295,303	$206,110	$168,746	$257,940	$229,358
Potential synergies from prior acquisitions	8,226
Pro forma restructuring	14,793
Other run-rate adjustments(h)	16,466

Pro Forma Adjusted EBITDA	$334,788

(a)

Howden has been implementing a global, multi-year restructuring program as it completes its pivot to new markets. These costs were attributable to severance and other termination benefits and facility closure costs.

(b)

Represents non-operating gains on one-time dispositions of real estate assets and other property, plant and equipment, primarily in connection with the multi-year restructuring noted in footnote (a). For the nine-month period ended October 1, 2021 and for year ended December 31, 2021, substantially all of this relates to the gain on sale of a factory in South Africa. For the nine-months period ended September 30, 2022 and the years ended December 31, 2020 this relates to a number of low value plant and equipment disposals across various units.

(c)	Represents non-cash equity-based compensation expense.
(d)

Represents annual management fees paid to KPS and costs reimbursed by Howden related to out of pocket expenses incurred in connection with activities under the Management Services Agreement. Since the start of the KPS ownership period, Howden has invested in resources and system that enable it to fully replicate the management services of KPS and operate on a standalone basis.

(e)

Represents gains and losses from cross-currency and interest rate swap derivatives which swap a portion of our US dollar denominated debt into fixed rate euro and Chinese yuan denominated debt as well as foreign exchange-related gains and losses from hedging foreign currency cash flow exposure arising during the execution of customer and vendor contracts.

(f)

Represents transaction costs incurred by KPS in respect of the KPS’ acquisition of Howden and paid by Howden, as well as transaction fees paid to KPS, and other transaction and associated integration costs incurred in respect of acquisitions other than the KPS’ acquisition of Howden. Purchase accounting adjustments represent the release of an opening balance sheet provision in respect of a legal dispute which was settled for substantially less than the amount provided.

(g)

Represents costs incurred with respect to non-recurring items including the ongoing cost of exiting Russian contracts, a specific loss making contract provision, costs associated with a one-time pricing study for spare parts, specific legal costs incurred defending intellectual property and various other smaller miscellaneous items.

(h)	Includes run-rate impact of small rotary issue normalization, improves spares pricing initiative, carbon surcharge pass through, Europe spares energy surcharge, and removal of Russia fixed costs.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risk factors described below and in our reports filed from time to time with the SEC, including Part I—Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this prospectus supplement. Before making any investment decision, you should carefully consider these risks. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. In such case, you may lose all or part of your original investment. The risks described below or incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition. In addition, with respect to forward-looking statements in this prospectus supplement and the documents we incorporate by reference, please see “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results.

Risks Related to the Acquisition and Transactions

We may be unable to achieve some or all of the benefits that we expect to achieve from the Transactions.

We may not be able to achieve projected synergies or cost savings in connection with the Transactions. Acquisitions inherently involve risks, including those associated with assimilating and integrating different business operations, corporate cultures, personnel, infrastructure and technologies or products and increasing the scope, geographic diversity and complexity of our operations. Our ability to realize the expected cost savings associated with the adjustments included or permitted by the indentures that will govern the notes and the credit agreement that govern the senior facilities when calculating Adjusted EBITDA and other non-GAAP financial measures depends on factors beyond our control, such as operating difficulties, increased operating costs, competitors and customers, delays in implementing initiatives and general economic or industry conditions. We will be required to make significant cash expenditures to achieve such cost savings and these cash costs are not reflected in Adjusted EBITDA. We cannot assure you that these cash expenditures to achieve such cost savings will not be higher than we anticipated. In addition, there can be no assurance as to when we might fully realize such synergies and cost savings and we may not do so at all. There may be additional costs or liabilities that are not currently anticipated, including unexpected loss of key employees or customers of our Company and hiring additional management and other critical personnel. The Transactions may also be disruptive to our ongoing business and may not be successfully received by our customers, business partners, suppliers and employees. Any of these risks could adversely affect our business, financial condition and results of operations. Non-recurring charges directly attributable to the Transactions are expected to include significant estimated transaction costs.

In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses, including as a result of the actions we take. For example, reducing sales, marketing and customer support could result in lower revenue and could lead to disruption of our operations, loss of or inability to recruit key personnel, decline in employee productivity, weakening of internal standards, controls or procedures and impairment of key customer and supplier relationships. Our expected cost savings are subject to numerous risks and uncertainties that may change at any time. If our cost savings are less than our estimates or our cost savings initiatives adversely affect our business or cost more or take longer to implement than we project, or if our assumptions prove to be inaccurate, our results could be lower than we anticipate. As a result, our future performance may differ significantly from the pro forma financial information set forth or incorporated by reference herein.

The obligations and liabilities of Howden, some of which may be unanticipated or unknown, may be greater than we have anticipated which may diminish the anticipated value of the Company.

Howden’s obligations and liabilities, some of which may not have been disclosed to us or may not be reflected or reserved for in Howden’s historical financial statements, may be greater than we have anticipated. The obligations and liabilities of Howden could have a material adverse effect on the business of the Company or the anticipated value of the combined business, financial condition or results of operations.

If our fair value declines or if our estimated future cash flows decrease, a material non-cash charge to earnings from impairment of our goodwill, other indefinite lived intangible assets or our long-lived assets could result.

As of September 30, 2022, on a pro forma basis after giving effect to the Acquisition, we would have had approximately $3,383.7 million of goodwill and approximately $536.7 million of indefinite lived intangible assets. We expect to recover the carrying values of both our goodwill as well as our indefinite lived intangible assets through our future cash flows. We evaluate the carrying value of our goodwill and indefinite lived intangible assets at least annually, based on our fair value, to determine whether it is impaired. If the carrying value of our goodwill or our long-lived assets is impaired, we may incur a material non-cash charge to earnings.

There can be no assurance that the Acquisition will be completed.

On November 8, 2022, we signed the Purchase Agreement for the Acquisition. We expect the Acquisition to close in the first half of 2023, subject to customary closing conditions. However, completion of the Acquisition is not a condition to completion of this offering, and there can be no assurance that the Acquisition will be completed.

There are certain risks and uncertainties relating to the Acquisition. For example, the Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure to satisfy one or more of the conditions to closing. See “Summary—Description of the Acquisition and Concurrent Financing Transactions.” There can be no assurance that the conditions to the closing of the Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Acquisition. In addition, both we and the Sellers have the ability to terminate the Purchase Agreement under certain circumstances. Failure to complete the Acquisition would prevent us and Howden from realizing the anticipated benefits of the Acquisition. We would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of our common stock may reflect various market assumptions as to whether the Acquisition will be completed. Consequently, the completion of, the failure to complete, or any delay in the closing of the Acquisition could result in a significant change in the market price of our common stock.

Uncertainty about the Acquisition may adversely affect the relationships that we, Howden or our combined company have with our respective customers, service providers and employees, whether or not the Acquisition is completed.

Parties with whom we or Howden do business may experience uncertainty associated with the Acquisition, including with respect to current or future business relationships with us, Howden or the combined business. These business relationships may be subject to disruption as customers and others may attempt to (i) negotiate changes in existing business relationships, (ii) delay, defer or cease purchasing services from or providing services to us, Howden or our combined company or (iii) consider entering into business relationships with parties other than us, Howden or the combined business, including our competitors or those of Howden. These disruptions could have a material adverse effect on the businesses, operating results, and financial condition of each of us or, if the Acquisition is completed, the combined business.

Uncertainties associated with the Acquisition may result in a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the Acquisition.

Whether or not the Acquisition is completed, the announcement and pendency of the Acquisition could disrupt Howden’s and our respective businesses. We and Howden are both dependent on the experience and industry knowledge of our respective senior management and other key employees to execute our respective business plans. Our success after the Acquisition will depend in part upon our and Howden’s ability to retain our respective key management personnel and other of our respective key employees in advance of the Acquisition, and of our combined company’s ability to do so following the Acquisition. Our current and prospective employees and those of Howden may experience uncertainty about their roles within the combined company following the Acquisition, which may have an adverse effect on the current ability of Howden or us to attract or retain key management and other key personnel or the ability of the combined company to do so following the Acquisition. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of ours or of Howden to the same extent that such companies have previously been able to attract or retain employees. In addition, following the Acquisition, we might not be able to locate suitable replacements for any such key employees who leave us or Howden or offer employment to potential replacements on satisfactory terms.

The unaudited pro forma financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may not accurately reflect our financial position or results of operations following the completion of the Acquisition.

The unaudited pro forma financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only, include various estimates that are subject to material change and may not be an indication of what our financial position or results of operations would have been had the Acquisition been completed on the dates indicated. The unaudited pro forma financial information has been derived from our audited and unaudited historical financial statements along with those of Howden, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition. The assets and liabilities of Howden have been measured at fair value based on various preliminary estimates using assumptions that Howden’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final Acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Acquisition.

We will incur significant acquisition-related integration costs in connection with the Acquisition and significant transaction expenses in connection with the negotiation and consummation of the Acquisition and the related financing Transactions.

We are currently developing a plan to integrate the operations of Howden after the completion of the Acquisition. In connection with that plan, we anticipate that we will incur certain charges in connection with this integration; however, we cannot accurately identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we have incurred and currently expect to continue to incur significant transaction costs relating to negotiating and completing the Acquisition and the other Transactions. These integration costs and transaction expenses will be charged as an expense in the period incurred. The significant transaction costs and Acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and Acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

If we successfully acquire Howden, the acquired business may underperform relative to our expectations.

Following completion of the Acquisition, we may not be able to maintain the levels of revenue, earnings or operating efficiency that we and Howden have achieved or might achieve separately. The business and financial performance of us and Howden are subject to certain risks and uncertainties, including the risk of the loss of, or changes to, our and its relationships with customers. We may be unable to achieve the same growth, revenues and profitability that we and Howden has achieved in the past.

The future results of the Company will suffer if we do not effectively manage our expanded operations following the Acquisition.

Following the Acquisition, the size of our business will increase significantly beyond its current size. Our future success depends, in part, upon our ability to manage Howden, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Howden will be successful or that we will realize the expected benefits currently anticipated from the Acquisition.

Risks Related to Howden’s Business

Howden has identified a material weakness in its internal control over financial reporting process. If Howden is unable to remediate this material weakness, or if Howden fail to establish and maintain effective internal controls, Howden may not be able to accurately or timely report its financial condition or results of operations.

Howden is a private company and historically had limited financial reporting and accounting personnel with the necessary U.S. GAAP technical expertise and experience. In connection with the audits of its consolidated financial statements as of and for the years ended December 31, 2021 and 2020, its management determined that a material weakness existed in the internal control over financial reporting due to a lack of sufficient financial reporting, taxation and accounting personnel able to design and implement formal period-end financial reporting policies and timely review procedures to address complex technical accounting issues and related disclosures primarily related to non-routine transactions in accordance with GAAP. A material weakness is deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. As a result of the material weakness described above, errors existed in the consolidated financial statements as of and for the years ended December 31, 2021 and 2020, which were corrected by management. Additionally, Howden restated the consolidated financial statements as of and for the year ended December 31, 2021 and 2020.

Howden has strengthened its internal control over financial reporting through the hiring of additional finance, taxation and accounting personnel with the requisite technical knowledge and skills, including with respect to GAAP. With the additional personnel with the appropriate US reporting experience, Howden intends to take appropriate and reasonable steps to remediate this material weakness through enhancement of review controls and retention of sufficient expertise for complex accounting transactions, including business combinations and taxation. Howden also plans to engage third-party subject matter experts to aid in identifying and applying GAAP principles related to complex and non-routine transactions. While Howden onboards and integrates new personnel and resources, Howden continues to have a limited number of personnel with the level of GAAP accounting and reporting knowledge commensurate with its financial reporting requirements and, as such, continued to have a material weakness in its control over financial reporting as of September 30, 2022.

There can be no assurance that its remediation efforts will be successful to remediate the existing material weakness or avoid potential future material weaknesses. Howden expects full remediation will go beyond December 31, 2022. Howden did not undertake a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in its internal control over financial reporting. If additional material weaknesses exist or are discovered in the future, and Howden is unable to remediate any such material weakness, its reputation, results of operations and financial condition could suffer.

Howden’s information technology infrastructure could be subject to service interruptions, data corruption, cyber-based attacks or network security breaches, which could result in the disruption of operations or the loss of data confidentiality.

We rely on information technology networks and systems, including the internet and third-party service providers, to process, transmit and store electronic information and to manage or support a variety of business processes and activities, including procurement, manufacturing, distribution, invoicing, collection, communication with Howden’s employees, customers, agents and suppliers, business acquisitions and other corporate transactions, compliance with regulatory, legal and tax requirements and research and development. These information technology networks and systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures or computer viruses. If these information technology systems suffer severe damage, disruption or shutdown and business continuity plans do not effectively resolve the issues in a timely manner, Howden’s business, financial condition and results of operations could be materially adversely affected.

In addition, information technology security threats and sophisticated cyber-based attacks, including, but not limited to, denial-of-service attacks, hacking, ‘‘phishing’’ attacks, computer viruses, ransomware, malware employee or insider error, malfeasance, social engineering, or physical breaches, may cause deliberate or unintentional damage, destruction or misuse, manipulation, denial of access to or disclosure of confidential or important information by Howden’s employees, suppliers or third-party service providers. Additionally, advanced persistent attempts to gain unauthorized access to Howden’s systems and those of third-party service providers we rely on are increasing in sophistication and frequency. Howden has experienced and expect to continue to confront attempts from hackers and other third parties to gain unauthorized access to Howden’s information technology systems and networks. Although these attacks to date have not had a material impact on us, we could in the future experience attacks that could have a material adverse effect on Howden’s business, financial condition and results of operations. This risk may be heightened by the current conflict between Russia and Ukraine, with potential retaliatory cyber-based attacks by state or other actors. Howden can provide no assurance that Howden’s efforts to actively manage technology risks potentially affecting Howden’s systems and networks will be successful in eliminating or mitigating risks to Howden’s systems, networks and data or in effectively resolving such risks when they materialize. A failure of or breach in information technology security of Howden’s own systems, or those of Howden’s third-party vendors, could expose us and Howden’s employees, customers, agents and suppliers to risks of misuse of information or systems, the compromise of confidential information, manipulation and destruction of data, defective products, production downtimes and operations disruptions. It is recognized that cyber-based attacks can also occur from employees, with intellectual property and commercial intelligence theft, being the primary target areas. Any of these events in turn could adversely affect Howden’s reputation, competitive position, including loss of customers and revenue, business, results of operations and liquidity. In addition, such breaches in security could result in litigation, regulatory action and potential liability, as well as the costs and operational consequences of implementing further data protection measures.

To conduct Howden’s operations, Howden regularly moves data across national borders and must comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the U.S. and elsewhere. These laws include the GDPR, the U.K. GDPR, the U.K. Data Protection Act of 2018, the Brazil LGPD (2018), the South Africa POPI Act (2014) and Chinese Data Security Law (2021), and impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws and regulations can be costly; any failure to comply with these regulatory standards could subject us to legal and reputational risks, including proceedings against Howden by governmental entities or others, fines and penalties, damage to Howden’s reputation and credibility and could have a negative impact on Howden’s business, financial condition and results of operations.

Howden’s business could suffer if Howden experiences employee work stoppages, union and works council campaigns, international staffing and employment issues or other labor difficulties.

As of December 31, 2021, Howden had approximately 6,400 employees globally in 35 countries. Of those employees, a significant portion are represented by trade unions and work councils. As of December 31, 2021, 2,055 of Howden employees were part of trade unions or works councils across Europe, the Americas, Asia and Africa. Since the majority of Howden’s net sales are derived from international markets, Howden’s operations require maintaining the sufficiency of qualified labor pools in various international markets. In 2021, Howden experienced one work stoppage, which was at a facility located in South Africa, that continued for a short period of time. Although Howden believes that its relations with employees are satisfactory and have not experienced any material work stoppages, work stoppages have occurred in the past and may in the future occur and Howden may not be successful in negotiating new collective bargaining agreements. In addition, negotiations with Howden’s union employees may (1) result in significant increases in cost of labor, (2) divert management’s attention away from operating the business or (3) break down and result in the disruption of operations or otherwise damage Howden’s reputation. The occurrence of any of the preceding conditions could impair Howden’s ability to manufacture its products and result in increased costs and/or decreased operating results.

As a manufacturer, Howden is subject to a variety of environmental and health and safety laws and climate change regulations for which compliance, or liabilities that arise as a result of noncompliance, could be costly.

Howden’s businesses are subject to international, federal, state and local environmental and safety laws and regulations, including laws and regulations governing emissions of:

•	regulated air pollutants;

•	discharges of wastewater and storm water;

•	product and chemical safety;

•	storage and handling of raw materials;

•	generation, storage, transportation and disposal of hazardous substances;

•	the cleanup of contamination;

•	and laws and regulations governing occupational health and safety matters.

Environmental, health and safety laws and regulations vary by jurisdiction and have become increasingly stringent over time. These requirements impose on Howden’s businesses certain responsibilities, including the obligation to install pollution control technologies and obtain and maintain various environmental permits, the cost of which can be substantial. If Howden were to fail to comply with these requirements or fail to obtain or maintain a required permit, Howden could be subject to civil or criminal penalties or other sanctions, injunctive relief (including requirements that Howden limits or ceases operations at affected facilities or discontinue affected products) and negative publicity and be required to undertake corrective action measures at Howden’s facilities or reformulate Howden’s products to achieve compliance. In addition, if Howden’s noncompliance with such regulations were to result in a release of hazardous materials into the environment, such as soil or groundwater, Howden could be required to remediate such contamination, which could be costly. Moreover, noncompliance could subject us to private claims for property damage or personal injury based on exposure to hazardous materials or unsafe working conditions. In addition, changes in applicable requirements or stricter interpretation of existing requirements may result in costly compliance requirements or otherwise subject Howden to future liabilities. The occurrence of any of the foregoing could have a material adverse effect on Howden’s business, financial condition and results of operations.

In addition, new environmental, health and safety laws and regulations applicable to Howden’s business or stricter interpretation or enforcement of existing laws and regulations could adversely affect Howden’s business, financial condition and results of operations. There is a growing political and scientific consensus that emissions of GHGs alter the composition of the global atmosphere in ways that are affecting the global climate. Increasing global efforts to control emissions of carbon dioxide, methane and other GHGs, have the potential to impact us. Certain countries, states, provinces, regulatory agencies and multinational and international authorities with jurisdiction over Howden’s operations have implemented measures, or are in the process of evaluating options, including so-called ‘‘cap and trade’’ or ‘‘carbon tax’’ systems, to regulate GHG emissions. The nature and extent of these measures varies among jurisdictions where Howden has operations. GHG regulations could increase the price of the energy and raw materials Howden purchases or require Howden to decrease emissions or pay fees or purchase allowances to offset Howden’s emissions. Howden has identified the GHG emissions associated with Howden’s business and, in 2020, Howden completed a baseline carbon footprint exercise in accordance with Scope 1 and 2 of the Greenhouse Gas Protocol (the ‘‘GHG Protocol’’). The GHG Protocol is a global standard that classifies a company’s GHG emissions into three scopes. Following this exercise, Howden has developed a roadmap with a goal to be carbon net-zero by 2035, against Scope 1 and 2 emissions. This data has been and will be publicly disclosed through the Carbon Disclosure Project, an international non-profit organization. However, Howden may not succeed in meeting this goal and even if Howden does succeed, reaching this goal may not be sufficient to meet current or future legal requirements with respect to GHG emissions.

The potential physical impacts of climate change on Howden’s customers, or Howden’s operations, are speculative and highly uncertain, and would be particular to the circumstances developing in various geographical regions. These may include changes in weather patterns (including drought and rainfall levels), water availability, storm patterns and intensities, and temperature levels. These potential physical effects may adversely impact the cost, production, sales and financial performance of Howden’s operations or reduce demand for Howden’s products. In addition, efforts to decrease the use of fossil fuels in general may result in decreased oil and gas production and impact demand for Howden’s products.

As the present or former owner or operator of real property, or generator of waste, Howden could become subject to liability for environmental contamination, regardless of whether Howden caused such contamination.

Under various federal, state and local laws, regulations and ordinances and, in some instances, international laws, relating to the protection of the environment, a current or former owner or operator of real property may be liable for the cost to investigate, remove or remediate contamination at, on, under, released from, or migrating to or from such property and for any damage to natural resources resulting from such contamination. Similarly, a generator of waste can be held responsible for contamination resulting from the treatment or disposal of such waste at any off-site location (such as a landfill), regardless of whether the generator arranged for the treatment or disposal of the waste in compliance with applicable laws. Costs associated with liability for investigation, removal or remediation of contamination or damage to natural resources could be substantial and liability under these laws is often strict, meaning liability could attach without regard to whether the responsible party knew of, or was responsible for, the presence of the contaminants. In addition, the liability may be joint and several. Moreover, the presence of contamination or the failure to remediate contamination at Howden’s properties, or properties for which Howden are deemed responsible, may expose Howden to liability for property damage or personal injury, or materially adversely affect Howden’s ability to sell Howden’s real property interests or to borrow using the real property as collateral. Howden could be subject to environmental liabilities in the future as a result of historic or current operations that have resulted or will result in contamination. The discovery of previously unknown contamination, the imposition of new clean-up requirements, or new claims for property damage, personal injury or damage to natural resources arising from environmental matters or hazardous materials could have a material adverse effect on Howden’s business, financial condition and results of operations.

Howden’s defined benefit pension plans are or may become subject to funding requirements or obligations that could adversely affect Howden’s business, financial condition and results of operations.

Howden operates defined benefit pension plans for Howden’s current and former employees worldwide. Each plan’s funding position is affected by the investment performance of the plan’s investments, changes in the fair value of the plan’s assets, the type of investments, the life expectancy of the plan’s members, changes in the actuarial assumptions used to value the plan’s liabilities, changes in the rate of inflation and interest rates, Howden’s financial position, as well as other changes in economic conditions. Furthermore, since a significant proportion of the plans’ assets are invested in publicly traded debt and equity securities, they are and will be, affected by market risks. Any detrimental change in any of the above factors is likely to worsen the funding position of each of the relevant plans and this would likely require the plans’ sponsoring employers to increase the contributions currently made to the plans to satisfy Howden’s obligations.

A material disruption at any of Howden’s manufacturing facilities could adversely affect its ability to generate sales and meet customer demand.

If operations at any of Howden’s manufacturing facilities were to be disrupted as a result of a significant equipment failure, natural disaster, power outage, fire, explosion, acts or threats of war or terrorism, cyber-based attack, adverse weather conditions, labor disputes, international conflicts or other reason, Howden’s financial performance could be adversely affected as a result of its inability to meet customer demand for its products. Howden may also be negatively impacted by actions by the U.S. or foreign governments which could disrupt manufacturing and commercial operations, including policy changes affecting taxation, trade, immigration, currency devaluation, tariffs, customs, border actions, geopolitical conflicts and the like, including trade relations between the U.S. and China and the current conflict between Russia and Ukraine.

Interruptions in production could increase Howden’s costs and reduce sales and negatively impact Howden’s reputation. Any interruption in production capability could require us to make substantial capital expenditures to remedy the situation or result in Howden’s inability to fulfill customers’ orders on time or at all, which could negatively affect profitability, financial condition and prospects. Howden carries property damage and business interruption insurance in amounts that Howden believes is reasonable, but any recovery under such insurance policies may be limited in scope and amount and may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could adversely affect Howden’s business, financial condition and results of operations.

Howden is dependent on the availability of raw materials, as well as parts and components used in Howden’s products.

While Howden manufactures many of the parts and components used in Howden’s products, Howden purchases a substantial amount of raw materials, parts and components from suppliers. While Howden actively manages its supply chain, having a geographically diverse supply base inherently poses significant logistical challenges, and we could experience diminished supplier performance resulting in longer than expected lead times and/or product quality issues. The availability and prices for raw materials, parts and components may be subject to curtailment or change due to, among other things, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. In addition, the potential physical effects of climate change, such as increased frequency and severity of storms, floods and other climatic events, could disrupt Howden’s supply chain, and cause Howden’s suppliers to incur significant costs in preparing for or responding to these effects. These or other meteorological changes could lead to increased costs.

In addition, geopolitical conflict, such as the current conflict between Russia and Ukraine, health pandemics, such as the COVID-19 pandemic, and actions of governments, such as tariffs and other disruptions in trade relations, could disrupt Howden’s supply chain. Any significant change in the supply of, or price for, these raw materials, parts or components could materially affect Howden’s business, financial condition and results of operations. In addition, delays in delivery of raw materials, parts or components by suppliers could cause delays in Howden’s delivery of products to Howden’s customers.

The markets Howden serves are competitive and some of Howden’s competitors may have greater resources. If Howden is unable to respond successfully to this competition, this could reduce Howden’s sales and operating margins.

Howden sells most of its products in fragmented and competitive markets. Howden believes that the principal elements of competition in its markets are:

•	the ability to meet customer specifications;

•	application expertise and design and engineering capabilities;

•	product quality and brand name;

•	timeliness of delivery;

•	price; and

•	quality of aftermarket sales and support.

In order to maintain and enhance its competitive position, Howden invests in manufacturing quality, marketing, customer service and support, and research and development. Howden may not have sufficient resources to continue to make these investments and Howden may not be able to maintain its competitive position. Howden’s competitors may develop products that are superior to its products, develop methods of more efficiently and effectively providing products and services, adapt more quickly than us to new technologies or evolving customer requirements or be able to manufacture similar products or provide similar services at lower costs. Some of Howden’s competitors may have greater financial, marketing and research and development resources than Howden has. In addition, this competition may use aggressive pricing strategies, or Howden may fail to price its products competitively. If Howden fails to compete successfully, the failure may have a material adverse effect on its business, financial condition and results of operations.

If Howden is unable to develop new products and technologies, Howden’s competitive position may be impaired, which could materially and adversely affect its sales and market share.

The supply chains in which Howden operates are subject to technological changes and changes in customer requirements. Howden may not successfully develop or implement new or modified types of products or technologies that may be required by Howden’s customers in the future. In addition, Howden may not have sufficient resources to continue to make the investment required to maintain or increase Howden’s market share, and there can be no assurance that Howden’s investments will be successful or result in products that generate a positive return on investment. Further, the development of new technologies by competitors that may compete with Howden’s technologies could reduce demand for its products and negatively affect its financial performance. Should Howden not be able to maintain or enhance the competitive values of its products or develop and introduce new products or technologies successfully, or if new products or technologies fail to generate sufficient revenues to offset research and development costs, its business, financial condition and operating results could be materially adversely affected.

If Howden fails to manufacture and deliver high quality products in accordance with industry standards and customer specifications, Howden will lose customers.

Product quality and performance are a priority for Howden’s customers. The core end-markets that use Howden’s products are industrial, infrastructure and renewable energy markets, while Howden also serves the conventional energy, mine safety and coal power end-markets. These markets require products that meet stringent process performance and Howden’s production facilities need to comply with world class standards in quality, health and safety, and environmental management. If Howden fails to maintain and enforce quality control and testing procedures, Howden’s products will not meet these stringent performance and safety standards that are required by many of Howden’s customers. Non-compliance with the standards or loss of certifications could result in a loss of current customers and damage Howden’s ability to attract new customers, which could have a material adverse effect on its business, financial condition and results of operations.

If Howden cannot pass on higher raw material or manufacturing costs to Howden’s customers, we may become less profitable.

One of the ways Howden attempts to manage the risk of higher raw material, energy costs, transportation costs including freight costs, and manufacturing costs is to increase selling prices to Howden’s customers. The markets Howden serves are extremely competitive, and customers may not accept price increases or may look to alternative suppliers, which may limit Howden’s ability to increase prices and negatively impact its profitability and revenues.

If Howden is unable to attract and retain qualified personnel, Howden may not be able to execute its business strategy effectively and its operations could be adversely affected.

Howden’s future success depends on Howden’s ability to recruit, train, and retain qualified personnel, including key executive officers. People are an important resource to developing, manufacturing, and delivering Howden’s products and providing technical services to Howden’s customers around the world. A competent, well-trained, highly skilled, motivated, and diverse workforce has a positive impact on Howden’s ability to attract and retain business. Periods of rapid growth present a challenge to us and Howden’s industry to recruit, train, and retain Howden’s employees, while also managing the impact of wage inflation and the limited available qualified labor in the markets where Howden operates.

Failure to attract, train and retain qualified personnel, whether as a result of an insufficient number of qualified candidates or the allocation of inadequate resources to training, integration and retention, could impair Howden’s ability to execute Howden’s business strategy and could have an adverse effect on Howden’s business prospects. Howden’s success also depends to a large extent upon Howden’s ability to attract and retain key executives. The loss of the services of one or more of these key employees could have an adverse effect, at least in the short to medium term, on significant aspects of Howden’s business, including the ability to manage Howden’s business effectively and the successful execution of Howden’s strategies. Howden does not hold key person insurance. If certain of these employees decide to leave, Howden could incur disruptions to the completion of certain initiatives and could incur significant costs in hiring, training, developing and retaining their replacements.

Howden’s strategy to outsource various elements of the products and services Howden sells subjects us to the business risks of Howden’s suppliers and subcontractors, which could have a material adverse impact on Howden’s operations.

In areas where Howden depends on third-party suppliers and subcontractors for outsourced products, components or services, Howden is subject to the risk of customer dissatisfaction with the quality or performance of the products or services Howden sells due to supplier or subcontractor failure. Suppliers and subcontractors may not have the same incentives as Howden does and may not allocate adequate or sufficient resources for performing services for us. In addition, business difficulties experienced by a third-party supplier or subcontractor can lead to the interruption of Howden’s ability to obtain outsourced products or services and ultimately Howden’s inability to supply products or services to Howden’s customers. Third-party supplier and subcontractor business interruptions can include, but are not limited to, work stoppages, union negotiations and other labor disputes. Current or future economic conditions could also impact the ability of suppliers and subcontractors to access credit and, thus, impair their ability to provide us quality products or services in a timely manner, or at all.

Credit and counterparty risks could harm Howden’s business.

The financial condition of Howden’s customers could affect Howden’s ability to market Howden’s products or collect receivables. In addition, financial difficulties faced by Howden’s customers as a result of an adverse economic event or other market factors may lead to cancellation or delay of orders. Howden’s customers may suffer financial difficulties that make them unable to pay for a product or service when payments become due, or they may decide not to pay Howden, either as a matter of corporate decision-making or in response to changes in local laws and regulations. Although historically not material, Howden cannot be certain that, in the future, expenses or losses for uncollectible amounts will not have a material adverse effect on Howden’s net sales, earnings and cash flows.

Cost overruns, delays, penalties or liquidated damages could negatively impact Howden’s results, particularly with respect to fixed-price contracts for custom configured products.

A portion of Howden’s net sales and earnings are generated through fixed-price contracts for custom configured products. Certain of these contracts provide for penalties or liquidated damages for failure to timely perform Howden’s obligations under the contract, or require that Howden, at Howden’s expense, correct and remedy to the satisfaction of the other party certain defects. Because substantially all of Howden’s configured projects contracts are at a fixed price, Howden faces the risk that cost overruns, delays, penalties or liquidated damages may exceed, erode or eliminate Howden’s expected profit margin, or cause Howden to record a loss on Howden’s projects.

Risks Related to this Offering and Ownership of our Common Stock

Our common stock has experienced, and may continue to experience, price volatility, which could result in substantial losses for investors in our common stock.

Our common stock has at times experienced substantial price volatility as a result of many factors, including the general volatility of stock market prices and volumes, changes in securities analysts’ estimates of our financial performance, variations between our actual and anticipated financial results, fluctuations in order or backlog levels, fluctuations in energy prices, or uncertainty about current global economic conditions. For these reasons, among others, the price of our stock may continue to fluctuate. In addition, if the market for manufacturing services stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Shares eligible for future sale may adversely affect our common stock price.

Sales or issuances of our common stock or other securities (including our Depositary Shares) in the public or private market, or the perception that these sales or issuances may occur, or the conversion of our Mandatory Convertible Preferred Stock, if issued, or the payment of dividends on our Mandatory Convertible Preferred Stock in the form of our common stock, or the perception that such conversions or dividends could occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Declines in the market price of our common stock may also materially and adversely affect the market price of our Mandatory Convertible Preferred Stock, if issued. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock, including purchasers of our common stock in this offering and holders of any shares of our common stock issued on conversion of, or as payment of dividends on, our Mandatory Convertible Preferred Stock, and could adversely affect their voting and other rights and economic interests, and could have a similar impact with respect to our Mandatory Convertible Preferred Stock. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that the Concurrent Depositary Shares Offering, the issuance of the Series A Preferred Stock, and future sales and issuances of our common stock and other securities would have on the market price of our common stock.

The Mandatory Convertible Preferred Stock and the Depositary Shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock and the Depositary Shares, if and when issued. For example, the market price of our common stock could become more volatile and could be depressed by: (i) investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock (and, correspondingly, the Depositary Shares); (ii) possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us than owning shares of our common stock; and (iii) hedging or arbitrage trading activity that may develop involving the Depositary Shares and our common stock.

Future sales of our common stock could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed. We may also issue securities convertible into our common stock in addition to the Mandatory Convertible Preferred Stock underlying the Depositary Shares offered in the Concurrent Depositary Shares Offering. The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we and our directors and executive officers have agreed with the underwriters to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares without the prior written consent of Morgan Stanley & Co. LLC for 60 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our common stock will also be eligible for future sale. In the future, we may also issue our securities if we need to raise capital in connection with a capital expenditure or acquisition. The amount of shares of our common stock issued in connection with a capital expenditure or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid or set aside for payment on all our outstanding Mandatory Convertible Preferred Stock through the most recently completed dividend period, no dividends may be declared or paid on our common stock subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.

The trading market for our common stock is influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock likely would decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

The closing of this offering is not contingent upon the closing of the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition, and vice versa.

The closing of this offering is not contingent upon the closing of the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition. Therefore, it is possible that this offering occurs and the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition does not occur, and vice versa. We cannot assure you that the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition will be completed on the terms described herein, if at all. Accordingly, if you decide to purchase shares of our common stock in this offering, you should be willing to do so whether or not we complete the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition.

If the Acquisition is not completed, our management will have broad discretion over the use of the proceeds and might not apply the proceeds in ways that increase the value of your investment.

The Acquisition is subject to the satisfaction of a number of conditions that may prevent, delay or otherwise materially adversely affect the consummation of the transaction, including conditions outside the control of the parties to the Purchase Agreement. See “Description of the Transactions” in this prospectus supplement. If the Acquisition is not consummated for any reason, we intend to use all of the proceeds from this offering for normal working capital needs, repayment of indebtedness, capital expenditures, acquisitions and investments. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and our other agreements and in Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Therefore, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and before estimated offering expenses, will be approximately $675.5 million, or $776.8 million if the underwriters’ option to purchase additional shares is exercised in full.

We intend to use the proceeds from this offering and the Concurrent Depositary Shares Offering to fund the Acquisition by increasing the minimum Cash Consideration and reducing the amount of Series A Preferred Stock to be issued to the Primary Seller under the Purchase Agreement in connection with the Acquisition. We will use any remaining Series A Preferred Stock issuable under the Purchase Agreement, together with proceeds from the notes offering and borrowings under the term loan facility to fund the remaining consideration for the Acquisition and to pay fees and expenses in connection with the Transactions, including the payment of certain of Howden’s debt at the closing of the Acquisition.

The closing of this offering is not contingent upon the closing of the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition. If the Acquisition is not consummated for any reason, we intend to use all of the proceeds from this offering for normal working capital needs, repayment of indebtedness, capital expenditures, acquisitions and investments.

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred within 30 days of this offering and based on estimated amounts outstanding on that date. See “Description of the Transactions—Equity Purchase Agreement.” The actual sources and uses of funds may vary from the estimated sources and uses of funds set forth below. The estimated sources and uses of funds presented below should be read in conjunction with “Description of the Transactions” and “Capitalization” included elsewhere in this prospectus supplement.

(in millions) Sources of Funds		Uses of Funds
Term Loan(1)	$1,434.8	Net consideration for Transactions(7)	$4,347.7
Secured Notes(2)	1,460.0	Transaction fees and expenses(8)	112.3
Unsecured Notes(3)	510.0	Cash to Combined Chart	15.0
Series A Preferred Stock(4)	20.2
Common Stock(5)	700.0
Depositary Shares(6)	350.0

Total sources of funds	$4,475.0	Total uses of funds	$4,475.0

(1)	See “Description of the Transactions—Debt Financing Arrangements” for a description of the anticipated terms of the term loan facility.
(2)	Reflects aggregate principal amount of secured notes.
(3)	Reflects aggregate principal amount of unsecured notes.
(4)

Reflects the Series A Preferred Stock that we agreed to issue to the Primary Seller as consideration for the Acquisition after giving effect to the use of proceeds from the shares of common stock offered hereby and the Concurrent Depositary Shares Offering. In connection with this offering and the Concurrent Depositary Shares Offering, we entered into a letter agreement with the Sellers whereby, subject to certain conditions, the Sellers consented to the Concurrent Depositary Shares Offering. Under the letter agreement, we agreed to apply the net proceeds from this offering and the Concurrent Depositary Shares Offering to increase the minimum cash consideration payable in the Acquisition on a dollar-for-dollar basis and accordingly reduce the portion of Acquisition consideration that would have otherwise been paid with Series A Preferred Stock on a dollar-for-dollar basis. Under the letter agreement, the Sellers have also granted us the option, exercisable on or prior to the pricing of this offering, if the gross proceeds (before the underwriting discount) of this offering and the Concurrent Depositary Shares Offering are at least equal to $850 million, to satisfy our obligations under the Purchase Agreement to issue Series A Preferred Stock to the Primary

Seller by instead delivering shares of our common stock to the Primary Seller using the price to the public in this offering. We did not exercise the option and it expired upon the pricing of this offering.

(5)

Represents the proceeds from this offering, before deducting the underwriting discount. Excludes shares issuable to the Primary Seller at closing in lieu of delivering any Series A Preferred Stock upon exercise of our option under the letter agreement. See “Summary—Description of the Acquisition and Concurrent Financing Transactions.”

(6)	Represents of the proceeds from the Concurrent Depositary Shares Offering, before deducting the underwriting discount.
(7)

Represents estimated aggregate consideration payable to the Sellers on the closing of the Transactions of approximately $4.4 billion, which remains subject to certain purchase price adjustments, net of cash on Howden’s balance sheet. See “Summary—Description of the Acquisition and Concurrent Financing Transactions.”

(8)

Represents estimated fees and expenses associated with the Transactions, including underwriting discounts, original issue discounts, financing fees, advisory fees and other transaction costs and professional fees.

CAPITALIZATION

The below table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2022:

•	on an actual basis;

•

on an as adjusted basis to give effect to (i) the issuance of 5,923,670 shares of our common stock in this offering at a public offering price of $118.17 per share, after deducting the underwriting discount and before estimated offering expenses, (ii) the issuance of 7,000,000 Depositary Shares in the Concurrent Depositary Shares Offering, after deducting the underwriting discount and before estimated offering expenses, (iii) the issuance of the secured notes and unsecured notes and (iv) borrowings under the term loan facility; and

•	on a pro forma as adjusted basis to give further effect to the consummation of the Acquisition and the payment of estimated fees and expenses, including expenses related to this offering.

The closing of this offering is not contingent upon the closing of the notes offering, the term loan facility, the Concurrent Depositary Shares Offering or the Acquisition. As a result, we cannot assure you that these transactions will be consummated or, if consummated, that they will be consummated on the terms we currently expect. You should read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which are incorporated by reference into this prospectus supplement.

	As of September 30, 2022
(Dollars in millions, except share amounts and par value)	Actual	As adjusted	Pro forma as adjusted
Cash and cash equivalents (1)	$89.5	$2,537.6	$96.0

Long-term debt (including current portion)
1.0% Convertible Notes due 2024 (2)	$258.8	$258.8	$258.8
Revolving Credit Facility	580.8	580.8	580.8
Secured Notes (3)	—	1,460.0	1,460.0
Unsecured Notes (3)	—	510.0	510.0
Term Loan Facility	—	1,434.8	1,434.8

Total long-term debt (including current portion)	839.6	4,244.4	4,244.4

Temporary equity
Series A cumulative participating convertible preferred stock	—	—	20.2

Total temporary equity	—	—	20.2

Stockholders’ equity
Preferred stock, $0.01 par value per share, $1,000 stated value per share, 10,000,000 shares authorized; 0 shares issued and outstanding (actual), and 350,000 shares issued and outstanding (as adjusted and pro forma as adjusted)	—	—	—
Common stock, $0.01 par value per share, 150,000,000 shares authorized; 36,634,383 shares issued and outstanding (actual), and 42,558,053 shares issued and outstanding (as adjusted and pro forma as adjusted)	0.4	0.4	0.4
Additional paid-in capital	784.3	1,797.5	1,797.5
Retained earnings	942.6	942.6	904.8
Accumulated other comprehensive loss	(90.6)	(90.6)	(90.6)
Noncontrolling interests	8.5	8.5	39.9

Total equity	1,645.2	2,658.4	2,652.0

Total capitalization	$2,484.8	$6,902.8	$6,916.6

(1)

As adjusted cash and cash equivalents excludes the gross proceeds from the notes offering, which will be placed in escrow accounts upon the closing of the notes offering. Such proceeds will only be released to us when certain conditions have been satisfied, including the consummation of the Acquisition.

(2)	Represents the principal amount of our outstanding 1.0% Convertible Notes due 2024. As of September 30, 2022, the carrying amount of the 1.0% Convertible Notes due 2024 was $256.7 million.
(3)	Represents the principal amount of the secured notes and unsecured notes on both an as adjusted and pro forma as adjusted basis.

DESCRIPTION OF THE TRANSACTIONS

Equity Purchase Agreement

On November 8, 2022, the Issuer, entered into an equity purchase agreement (the “Purchase Agreement”) with by and among Granite US, Holdings, Granite Germany, Granite Canada, and Granite Mexico, which collectively constitutes the business of Howden. The base purchase price for the Acquisition is $4.4 billion, subject to customary purchase price adjustments for cash, indebtedness, transaction expenses and working capital (the “Purchase Price”). The Purchase Price shall be paid as a mix of cash, subject to a minimum amount of $1,830,600,000 (the “Cash Consideration”), and shares of Series A Preferred Stock (as defined below), in an anticipated amount of approximately $1,100,000,000 (the “Stock Consideration”).

Pursuant to the Purchase Agreement, the Issuer shall create and issue to the Primary Seller at the closing of the Acquisition (to comprise a portion of the Purchase Price as noted above) a new class of preferred stock of the Issuer to be known as “Series A Cumulative Participating Convertible Preferred Stock” (the “Series A Preferred Stock”). In lieu of Series A Preferred Stock, subject to market conditions, the Issuer may offer common stock and/or mandatory convertible equity securities linked to our common stock in one or more public offerings or private placements on terms and at prices that are yet to be determined and use the net proceeds from such offerings to reduce the amount of Series A Preferred Stock. We are offering the shares of common stock hereby and the Depositary Shares in the Concurrent Depositary Shares Offering to reduce the amount of Series A Preferred Stock to be issued to the Primary Seller. We cannot assure you that this offering or the Concurrent Depositary Shares Offering will be consummated.

The Issuer may, at its discretion, reduce the Stock Consideration issued at closing by increasing the Cash Consideration paid at closing on a dollar-for-dollar basis, and the Cash Consideration may also be reduced in other limited circumstances on a dollar-for-dollar basis in respect of the aggregate amount of certain incremental letters of credit (and other similar instruments) of the Acquired Companies and their subsidiaries existing as of the closing of the Acquisition. The Issuer expects to finance the Cash Consideration with the net proceeds of the Debt Financing (as defined below), this offering and the Concurrent Depositary Shares Offering.

In addition, if certain conditions are satisfied related to the Issuer’s Debt Financing and the payoff or refinancing thereof (including the Issuer’s failure to obtain certain credit ratings), if the Stock Consideration includes in excess of $650 million of Series A Preferred Stock, the Issuer shall be permitted to substitute (or, in the event such circumstances occur following the closing of the Acquisition, convert Series A Preferred Stock for) the Issuer’s common stock, par value $0.01 per share (the “Common Stock”), for such excess in an amount not to exceed $450 million. In such case, the Issuer shall issue such Common Stock to the Primary Seller at a 20% discount as compared to the trailing 10-day volume weighted average price of the Common Stock at the applicable time (such Common Stock and any Series A Preferred Stock issued to the Primary Seller, the “Subject Stock”).

In connection with this offering and the Concurrent Depositary Shares Offering, we entered into a letter agreement with the Sellers whereby, subject to certain conditions, the Sellers consented to the Concurrent Depositary Shares Offering. Under the letter agreement, we agreed to apply the net proceeds from this offering and the Concurrent Depositary Shares Offering to increase the minimum cash consideration payable in the Acquisition on a dollar-for-dollar basis and accordingly reduce the portion of Acquisition consideration that would have otherwise been paid with Series A Preferred Stock on a dollar-for-dollar basis. Under the letter agreement, the Sellers have also granted us the option, exercisable on or prior to the pricing of this offering, if the gross proceeds (before the underwriting discount) of this offering and the Concurrent Depositary Shares Offering are at least equal to $850 million, to satisfy our obligations under the Purchase Agreement to issue Series A Preferred Stock to the Primary Seller by instead delivering shares of our common stock to the Primary Seller using the price to the public in this offering. We did not exercise the option and it expired upon the pricing of this offering.

The Purchase Agreement contains customary representations, warranties and covenants by the parties thereto. Except for certain limited circumstances, the representations and warranties made by the parties, and the pre-closing covenants of the parties, will not survive the consummation of the closing of the Acquisition.

The closing of the Acquisition is subject to customary closing conditions, including (i) the expiration or early termination of the waiting periods applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or early termination of such waiting periods (or other clearances) under certain other applicable antitrust and foreign direct investment laws, (ii) the absence of any law or proceeding by a governmental entity in certain jurisdictions challenging, restraining, enjoining or prohibiting the Acquisition, (iii) the accuracy of each party’s representations and warranties (subject to certain materiality and other exceptions) and (iv) each party’s compliance with its covenants and agreements contained in the Purchase Agreement (subject to certain materiality and other exceptions). The closing of the Acquisition is not subject to any financing contingency.

The Purchase Agreement contains termination rights that could be exercised by the Issuer, the Sellers and the Acquired Companies upon the occurrence of certain events, including the ability of the Issuer and the Sellers to terminate the Purchase Agreement in the event that the Acquisition has not closed on or prior to the twelve month anniversary of the signing; provided, that no party may terminate the Purchase Agreement pursuant to the foregoing if the failure of the closing of the Acquisition to occur is due to the failure of such party to perform its obligations under the Purchase Agreement (subject to certain materiality qualifications). In addition, either the Issuer or the Sellers may terminate the Purchase Agreement if the other party breaches any representations, warranties, covenants or other agreements that would cause the obligations of such party not to be satisfied (subject to certain materiality qualifications, notice obligations and cure rights).

Series A Cumulative Participating Convertible Preferred Stock

The terms of the Preferred Stock are set forth in a form of certificate of designations set forth as Exhibit D to the Purchase Agreement (the “Certificate of Designations”), which shall be filed immediately prior to the closing of the Acquisition with the Delaware Secretary of State and shall form part of the Issuer’s amended and restated certificate of incorporation.

The Series A Preferred Stock will accrue (daily) a 6.0% yield per annum (subject to reduction to 4.0% depending on the amount of Stock Consideration issued to the Primary Seller at the closing of the Acquisition) to the extent paid in cash every twelve months, but with a PIK option every twelve months with a 0.75% incremental yield in respect of the PIK option. The rate of such yield is subject to increase (up to certain caps) in the event of a failure of the Issuer to pay holders of the Series A Preferred Stock upon redemption and upon the five-year anniversary of the closing of the Acquisition in the event the Series A Preferred Stock is still outstanding at such time. The Series A Preferred Stock will also be subject to customary adjustments and make-whole premiums in connection with certain specified fundamental changes.

The Series A Preferred Stock will have an initial conversion price into the Common Stock of 97.5% of the trailing 10-day volume weighted average price of the Common Stock prior to the closing (subject to increase to 98.75% depending on the amount of Stock Consideration issued to the Primary Seller at the closing of the Acquisition) (the “Conversion Price”). The aggregate number of shares of Common Stock into which the Series A Preferred Stock may be converted will be limited to shares of Common Stock representing 19.99% of the total number of shares of Common Stock (on an as-converted basis) issued and outstanding immediately prior to the issuance of the Series A Preferred Stock (the “Conversion Cap”) unless and until such time, if any, that a Stockholder Approval (defined below) is obtained.

Holders of the Series A Preferred Stock will have the right, at any time and from time to time, at their option, to convert any or all of the Series A Preferred Stock, in whole or in part (subject to the foregoing Conversion Cap), into fully paid and non-assessable shares of Common Stock at the then-effective Conversion

Price, initially equal to (a)(i) the stated value per share plus (ii) all accrued and unpaid yield thereon for the then-current annual period, divided by (b) the Conversion Price. The Conversion Price is subject to customary anti-dilution and make-whole adjustments. The Issuer will not have redemption rights with respect to the Series A Preferred Stock; however, the Issuer will be required to redeem the Series A Preferred Stock upon the occurrence of certain events constituting a fundamental change in respect of the Issuer.

The Series A Preferred Stock will rank senior to the Common Stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. The Series A Preferred Stock will also be entitled to receive dividends declared or paid on the Common Stock on an as-converted basis.

The Issuer will use its reasonable best efforts to obtain the approval of its stockholders required to eliminate the Conversion Cap pursuant to the rules of the New York Stock Exchange (such approval, the “Stockholder Approval”) at its next annual meeting of stockholders in 2023. If the Issuer does not obtain the Stockholder Approval at such annual meeting (which may be prior to the closing of the Acquisition), then, so long as any shares of Series A Preferred Stock remain outstanding, the Issuer will continue to use its reasonable best efforts to obtain the Stockholder Approval at each annual meeting of stockholders thereafter until the Stockholder Approval is obtained. If holders of the Series A Preferred Stock convert Series A Preferred Stock that would constitute an excess of 19.99% of the Common Stock on an as-converted basis, the Issuer will have an obligation to settle in cash the conversion of such excess at any time following the Issuer’s 2024 annual meeting of stockholders in the event the Stockholder Approval is not then obtained.

The Series A Preferred Stock will vote together with the Common Stock on all matters and not as a separate class (except as specifically provided in the Certificate of Designations or as otherwise required by law) on an as-converted basis, subject to, prior to obtaining Stockholder Approval, a cap of 19.99% of the voting power of the outstanding Common Stock on an as-converted basis.

Certain matters will require the consent of the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, including (i) amendments or modifications to the Issuer’s charter or by-laws that would adversely affect the Series A Preferred Stock, or to the Certificate of Designations, (ii) authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or parity equity securities, (iii) the incurrence of certain indebtedness and (iv) certain acquisitions.

For so long as any holder of Series A Preferred Stock holds shares of Preferred Stock representing at least 25% of the total shares of Series A Preferred Stock initially issued to the Primary Seller upon the closing of the Acquisition, such holder will have customary preemptive rights to participate in future equity issuances by the Issuer, subject to customary exceptions.

For a period of three years after the closing of the Acquisition, the holders of Series A Preferred Stock will be restricted from acquiring more than 25% of the Common Stock on an as-converted basis and will be subject to certain other customary standstill restrictions.

Each holder of the Series A Preferred Stock is also restricted at any time from transferring the Series A Preferred Stock to (i) certain disqualified transferees and (ii) to any other person if such transferee would own less than 10% of the then-outstanding Series A Preferred Stock.

Following the 18-month anniversary of the closing of the Acquisition, so long as the Subject Stock represents at least 15% of the Common Stock on an as-converted basis, the holders thereof will be entitled to appoint one director to the Issuer’s board of directors, who shall be either (i) an individual designated from among a group of certain KPS Capital Partners, LP personnel or (ii) an independent third-party reasonably acceptable to the Issuer. In certain circumstances and in the absence of such an appointed director, the holders of the Series A Preferred Stock will, in the alternative, be entitled to appoint one observer to the Issuer’s board of directors.

The proceeds from the shares of common stock offered hereby and the Concurrent Depositary Shares Offering will be used to fund the Acquisition by increasing the minimum Cash Consideration and reducing the amount of Series A Preferred Stock to be issued the Primary Seller under the Purchase Agreement in connection with the Acquisition.

Debt Financing Arrangements

Bridge Facility Commitment

The Issuer has entered into a debt commitment letter in connection with Purchase Agreement pursuant to which, and subject to the terms and conditions set forth therein, the commitment parties thereunder have agreed to provide $3.375 billion in an aggregate principal amount of senior bridge loans under a 364-day senior secured Bridge Facility, the proceeds of which will be used to finance a portion of the cash portion of the Purchase Price pursuant to the Acquisition, including the payment of related fees and expenses incurred in connection therewith to the extent the Issuer is unable to arrange alternative financing prior to the closing of the Acquisition.

To the extent any of the future debt financing transactions discussed below do not occur on the terms described herein, the Issuer may utilize the Bridge Facility to fund the Acquisition. In the event that the Bridge Facility is funded, the Issuer may have significant near-term maturing indebtedness requiring refinancing. The Bridge Facility is subject to customary closing conditions, including that substantially concurrently with the initial funding under the applicable facility the Acquisition shall be consummated. We intend to replace a portion of the Bridge Facility commitments with the proceeds of the notes offering and the borrowings under the term loan facility.

Term Loan Facility

Concurrently with the offering hereunder, the Concurrent Depositary Shares Offering and the notes offering, we are pursuing, on a best efforts basis, the term loan facility intended to replace the remaining portion of the Bridge Facility not otherwise replaced with the proceeds of the offerings hereunder.

Notes Offering

On December 8, 2022, we priced an offering in a private placement of $1.97 billion in aggregate principal amount of notes, consisting of $1,460 million in aggregate principal amount of 7.500% senior secured notes due 2030 at an issue price of 98.661% and $510 million in aggregate principal amount of 9.500% senior unsecured notes due 2031 at an issue price of 97.949%. The notes offering is expected to close on December 22, 2022, subject to customary closing conditions. The closing of the notes offering is not conditioned on this offering or any of the other financing transactions. This prospectus supplement is not an offer to buy or the solicitation of an offer to buy, any notes. The notes will be fully and unconditionally guaranteed, jointly and severally, by each of our wholly owned domestic subsidiaries that guarantee its senior secured credit facilities. The secured notes will be secured by a first-priority liens on all of the assets that secure our and the guarantors’ obligations under the senior facilities. If the notes are issued before the completion of the Acquisition, we will deposit or cause to be deposited the gross proceeds from the offering of each series of notes into an escrow account. At such time and until certain escrow release conditions are satisfied, the notes will also be secured by a first-priority security interest in the respective escrow accounts and funds held in the respective escrow accounts.

BUSINESS OF HOWDEN

Unless otherwise indicated or the context otherwise requires, references in this section references to “we,” “us” and “our” refers to Howden.

Overview

We are a leading global provider of air and gas handling solutions that drive enhanced safety, efficiency and environmental sustainability in mission-critical processes across a broad range of attractive and fast-growing industrial markets. We manufacture a complete portfolio of rotating equipment products, including compressors, blowers, fans, rotary heaters and steam turbines. Our comprehensive product offering, global footprint, large aftermarket business and application engineering expertise enable us to provide differentiated solutions and service offerings to our customers. Our capabilities and application expertise are globally recognized in our end-markets. The solutions we offer are known for their longevity, quality, reliability, efficiency and innovation. These attributes, along with an over 165-year heritage of success, have generated strong loyalty for our products and fostered long-standing customer relationships, resulting in leading market positions in our core applications. This legacy also provides us a large aftermarket opportunity, with an installed base of over 205,000 assets in the field, many of which have been installed and maintained through long-term service contracts. Our installed base spans more than 150 countries and is supported by our physical presence in 35 countries across 6 continents. Our diverse customer base is comprised of leading companies across a range of end-markets, many of which are exposed to favorable near- and long-term secular tailwinds, including energy transition, decarbonization, urbanization and electrification. We believe these tailwinds have the potential to drive meaningful long-term growth opportunities for our business. For the year ended December 31, 2021, we generated orders, net sales, net income and Adjusted EBITDA of $1,813 million, $1,576 million, $34 million and $258 million, respectively. We define orders as new contractual purchase commitments placed by customers during the period, net of cancellations received during the same period.

Our products and solutions are used to control flow rate and pressures of air and gas in our customers’ operations and production processes, and are most often used in complex environments and harsh conditions where the cost of failure or downtime is high. Our solutions are often mission-critical to the proper functioning of our customers’ processes. We currently employ approximately 750 engineers who have an intimate knowledge of these processes to configure equipment specific to customer requirements. As a result of our deep application engineering expertise, we are often involved at the early stages of our customers’ plans for their new projects.

Our products are designed to facilitate energy efficiency and decarbonization in their applications. Additionally, our direct relationship with our customers enables us to provide an effective service for repairs and upgrades. The often harsh operating conditions of our customers’ processes result in high wear-and-tear on our products and their components, which creates a large recurring aftermarket service and spare parts demand that we strive to fulfill through our significant aftermarket presence. Our products are configured to our customers’ processes, which creates a tendency for our customers to replace like-for-like parts and rely on us as the OEM, providing us with predictable revenue.

We sell into a wide array of end-markets, many of which are exposed to favorable near- and long-term secular tailwinds. Our core end-markets are industrial, infrastructure and renewable energy while we also serve the conventional energy, mine safety and coal power generation end-markets. We believe we serve a portion of a TAM of $41 billion as of 2021 and estimate that our SAM, based on the solutions we offer and the applications we serve, to be $20 billion as of 2021, which are expected to grow at global GDP-plus rates over the next five years. In addition, we see growth driven by key mega trends including the global shift from hydrocarbons to renewables like hydrogen and biofuels. Relative to hydrogen, our products are agnostic to the hydrogen state or production, storage or transportation method, putting us in a position to serve the entire growing hydrogen market. One example of this is that Howden is one of the key players in hydrogen compression for steel making (i.e., green steel) in the world, helping to provide the compression solution for the HYBRIT plant that is being developed by SSAB, LKAB and Vattenfall. This plant – which we believe is the first of its kind – seeks to replace coking coal (a critical part of the steelmaking process) with hydrocarbon-free electricity and hydrogen, and is expected to help further develop the green steel industry. There is also growing focus on driving increased sustainability and decarbonization across industries, including through the fast-growing CCUS market. We are one of the few air and gas handling technology providers with CCUS credentials, having participated in several projects (at pilot, demonstration and commercial scale) and having two operational references. We also see strong opportunities for growth in our mine safety end-market from the continued demand for metals such as lithium, copper and nickel driven by increased electrification. We also expect increased urbanization globally to continue to drive infrastructure spending, which in turn drives demand for our fans, which are critical to human safety in large-scale projects such as tunnels, as well as for our compressors and rotary blowers, which are critical for the effective operation of critical urban assets such as wastewater plants.

We work with customers to provide air and gas handling solutions across a range of end-markets within our TAM. In the Industrial Solutions end-market, we offer a variety of compressors, fans and heaters in a wide range of industries including metals processing, petrochemicals, and cement production. In the Energy & Renewable Power Solutions end-market, we offer a variety of compressors, fans and steam turbines for use in a range of applications, including but not limited to hydrogen production, storage and distribution; LNG handling, storage and offloading; steam turbines for waste heat recovery and waste-to-energy applications, as well as more traditional energy modalities within oil and gas. In the Infrastructure Solutions end-market, we offer a variety of fans, blowers and turbo compressors for wastewater, tunnel ventilation, and marine applications. For wastewater customers, we provide blowers, which are critical products in the advanced, efficient and smart aeration systems required for municipal sewage management. We provide the mission-critical aeration technology required to deliver clean water to some of the world’s most populous cities. For tunnel ventilation and marine applications, our fans remove gases that could be harmful to human health in normal or emergency situations, and are therefore often required by local regulations. In the Mine Safety end-market, we offer a variety of medium- and heavy-duty ventilation fans, heaters and cooling systems that are essential for managing mine operating costs, and supporting worker health and safety in deep underground mine settings. Our products circulate fresh air in mines, remove dust and other potentially harmful airborne particles, and regulate mine temperature. Our customers use our proprietary VentSim technology to model the air and gas handling needs in mines, with more than 1,500 VentSim licenses having been provided to our customers’ deep underground mines. We help our customers produce the metals necessary for electrification and battery production, and for more than a century we have supplied ventilation solutions, including to 16 of the largest 20 mining companies by market capitalization that operate mines globally. In the Coal Power end-market, our revenues are predominately generated from the aftermarket. We offer heaters and fans to utilities and other customers generating power from coal. Our sales in this end-market help our customers achieve improved standards on emissions, efficiency and safety. We believe that this source of demand will be long-lived, especially in developing regions, as coal will continue to be an important component of the global energy mix despite the trend towards more sustainable sources of energy.

The following table summarizes our key focus areas, products and applications:

We serve our customers globally primarily via a direct sales model. Our products are custom configured to fit our customer’s specific processes and some of our customers use this equipment intensely over its useful life. Our engineers work alongside our customers as they progress through their own engineering and design processes, which can be months or even years ahead of unit installation or maintenance activities. This process creates strong, entrenched relationships with our customers, while also providing significant visibility into demand for our products and greater pricing power for us. We believe this intimate relationship also positions Howden to provide services over an asset’s useful life, which is often decades. As our solutions are installed, they add to our installed base, which our aftermarket business is then able to service and maintain over the assets’ useful life.

Our market-leading aftermarket business supports more than 5,800 customers annually and services a global installed base of over 205,000 assets through more than 40 service centers and approximately 750 engineers. Our aftermarket business is significant and highly profitable, representing 43% of our total order value in 2021, and 46% for the nine months ended September 30, 2022. Our customers place a high value on optimizing the performance and safe operation of their equipment, including minimizing downtime. We have spent significant effort on improving our attachment to our installed base globally as well as expanding our coverage beyond our installed base, which has allowed us to better track and predict maintenance needs of installed assets. As a result, each OE sale has the potential to represent a significant long-term, highly-visible recurring revenue opportunity, as the aftermarket spend can be four times the original cost of the equipment. Our new equipment business currently adds approximately 6,000 assets to our installed base every year, continuously expanding the market of our aftermarket business. We have spent considerable resources developing our digital solutions, including through partnerships with industry leaders such as SoftwareOne and PTC, allowing us to develop a proprietary, industry-leading digital solution known as Howden Uptime. Specifically, our digital product solutions collect, analyze and store asset data from a range of sensors, assess and analyze key trends, helping to predict equipment failures, and identify opportunities to improve customers’ operating processes.

The following charts illustrate the proportion of our 2021 order value across our business:

Our Customers

We consider our core values and mission as being key to our future success. We enable our customers’ success because of our foundation of critical application expertise, industry-leading breadth of products, a global manufacturing, service and sales presence and the quality and reliability of our products and services. Our customers, whose critical processes demand moving air and gas across a wide range of temperatures, volumes and pressures, buy our products to help them achieve high standards of safety, meet environmental regulations and improve production efficiency in their processes. Intense customer focus, strong customer relationships and a deep knowledge of our customers’ needs are at the center of our vision of becoming the industry’s first choice for innovative and mission-critical air and gas handling flow control and compression equipment, services and solutions.

We strive for excellence in all that we do for our customers. We collaborate closely with our customers and are an essential part of their engineering process. We draw on our deep industry and application engineering experience to develop what we believe are best-in-class products and solutions that are critical to the processes and systems in which they operate. We support our customers through our manufacturing and service footprint that spans 35 countries, with operations in every continent except Antarctica.

We have established strong and long-standing customer relationships with the leading companies in the industries we serve. We serve more than 5,800 customers annually. Our customer base is broadly diversified across many sectors of the economy, with only one customer accounting for more than 2% of the order value for the year ended December 31, 2021. We do not have significant exposure to individual projects or contracts. Our average order size in the year ended December 31, 2021 was less than $100,000, demonstrating the significant diversification in our order book and the significant contribution of our aftermarket parts and services business to our net sales.

To foster a culture to continually strive for excellence, with the purpose of creating sustainable value for our customers, we have established our HBE continuous improvement system. Underpinned by our mantra,

‘‘revolving around you,’’ HBE has our customers at its core, with their voice as the first element of the HBE model. We believe that the best way to assess and identify areas to improve our services and solutions is to ask our customers for their feedback. We utilize the Net Promoter Score (‘‘NPS’’) metric, which identifies areas where improvements can be made across our products, processes and services. Our customers receive satisfaction surveys via email following their interaction with us and are given the opportunity to rate their experience and provide further feedback. Our local teams then review this feedback and improve our offerings by applying HBE. For the twelve months ended December 31, 2021, our average NPS score was 57.4%, a significant improvement over our NPS score of 44.5% for the prior year. This reflects the importance we have placed on customer satisfaction and the significant value we provide to them.

Sales and Marketing

The majority of our products and services are sold directly to end users, but we also sell to OEMs, EPCs and distributors. In serving our customers globally, we rely upon our strong historical customer relationships, ability to custom configure products to our customers’ needs, brand recognition, broad product offerings, our established distribution network and varied marketing strategies to bolster sales to our diverse product lines. Our route to market for new equipment and aftermarket offerings is through our regional business structure, which is organized to serve distinct industry verticals. We have an experienced and well-structured sales team across all verticals and regions, which is supported at times by local sales agents. Our footprint with our sales presence in 34 countries across the globe is strategically positioned to service customers on six continents.

Our Aftermarket Offering

Our products are often used in complex environments and harsh conditions where the cost of failure or downtime is high. The often harsh operating conditions of our customers’ processes result in high wear-and-tear on components of our products, which creates a large aftermarket service and spare parts need that we service through our significant aftermarket business. Aftermarket products and services comprised $727 million of our net sales for the year ended December 31, 2021, or 46% of our total net sales. For the nine months ended September 30, 2022, Aftermarket products and services comprised 48% of our total net sales. Our aftermarket sales are a highly visible, higher-margin source of net sales for our Company.

Our aftermarket products and services include (i) critical spare parts and consumables for our own and other manufacturers’ air and gas handling equipment, (ii) preventative maintenance and repair services, (iii) retrofitting of existing equipment to improve safety, achieve environmental compliance or increase production efficiency and (iv) data collection and continuous monitoring of our installed equipment’s performance using our Howden Uptime digital platform. Our global installed base of more than 205,000 assets is a key driver of our substantial aftermarket net sales, though we also service equipment that was not originally manufactured by Howden. Our aftermarket net sales benefit from the continually growing installed base of our products. We deliver our aftermarket offering through our regional aftermarket teams, a global network of approximately 500 service technicians, and more than 40 regionally distributed service centers, and our local sales and application engineering teams.

To better serve our customers, increase our customer intimacy and grow our aftermarket net sales further, we have invested in best-in-class software platforms VentSim and Howden Uptime. Our VentSim digital offering, for which more than 1,500 licenses have been provided to our customers’ deep shaft mines, and our other digital solutions also position us to capture increased sales due to growing digitization in the mines to improve efficiency and safety. Through these platforms, we have become an early mover in software and Internet of Things solutions for the industries we serve.

Seasonality

As our customers seek to fully utilize capital spending budgets before the end of the year, historically our shipments have peaked during the fourth quarter. Further, our European operations typically experience a slowdown during the July, August and December vacation seasons. General economic conditions may, however, impact future seasonal variations.

Our Competition

We focus on select, highly-engineered and profitable segments of a large, global market with the serviceable market size of $20 billion in 2021. Our products and services are marketed worldwide. Because we compete in specific areas of these markets and due to the diversity of our products and services, we believe no single company competes directly with us across all our markets. We encounter a wide variety of competitors differing by product line, including regional competitors, competitors with specialization in particular markets, product lines and/or an aftermarket focus, as well as larger competitors with greater financial, marketing, personnel and other resources but often lacking in Howden’s application engineering expertise. Therefore, we describe the markets we serve as highly fragmented.

We believe the principal elements of competition in our served markets are our application expertise and engineering capabilities to meet customer technical performance requirements, product quality and reliability, brand names, price, timely delivery and strong aftermarket support. We also believe that new product development and product engineering also are important to our success and that our position in the industry is attributable, in significant part, to our ability to develop innovative products and to adapt existing products to customer specifications. Our management believes that we are a leading competitor in each of our markets.

Raw Materials and Backlog

We obtain raw materials, component parts and supplies from a variety of global sources, generally each from more than one supplier. Our principal raw materials and components are metals, castings, motors, seals and bearings. Our raw material and other direct material spending is distributed across several categories and suppliers, with no single supplier representing more than 3% of our direct material costs. When we quote a customer project, we typically gather information on the cost of raw materials and components from suppliers as part of our cost estimation process, before the submission of a firm price. We typically work to ensure that the validity of our sub-contractors offers allow us enough time to subsequently place orders once we are successful in securing our contract. When a customer enters into a contract with us, only then we enter into contracts for the purchase of the relevant raw materials and components, which limits our exposure to fluctuations in prices for our procured materials and services between quotation and delivery. Given the nature of our business, dealing largely with projects, we normally manage to transfer the majority of price increases in our raw materials and components to customers, as part of the cost estimation process described above. Our procurement strategies include a number of different approaches, that include long-term agreements with select component suppliers, implementing volume discounts and rebates, and the use of cross-industry consortia to optimize our purchasing power on commodity items. Our approach on raw materials is mostly based on forward buy when the pricing dynamics are favorable. We do not implement hedging or other forms of preventive measures against price fluctuations, as such methods would not be very impactful given the large number of materials required in our business.

We manufacture to order for most of our products, which helps to limit inventory levels and improves our ability to predict future revenues and supply chain requirements. Backlog is primarily a function of requested customer delivery dates and timing of orders. Delivery time for our products range from several weeks to 12 months or more, with 7 to 8 months being the average time from booking to completion. Backlog of orders as of December 31, 2021 was $1,215 million, compared with $973 million as of December 31, 2020. As of September 30, 2022, our backlog of orders was $1.310 billion.

Research and Development

Our core value of “We adapt and innovate” is supported by our extensive research and development capabilities. Our research and development activities focus on innovation; developing new products, software and services; creating new applications for existing products; lowering the cost of manufacturing our existing products; and redesigning existing product lines to increase efficiency and enhance performance.

Research and development expense was $17.7 million and $16.4 million in the years ended December 31, 2021 and 2020, respectively. These amounts do not include development and application engineering costs incurred in conjunction with fulfilling customer orders and executing customer projects. We expect to continue making significant expenditures for research and development to enhance our market positions and drive growth.

Intellectual Property

We rely on a combination of intellectual property rights, including patents, trademarks, copyrights, trade secrets and contractual provisions to protect our intellectual property. Although we highlight recent additions to our patent portfolio as part of our marketing efforts, with the exception of the Howden name and our ‘‘flying H’’ trademark, we do not consider any one patent or trademark or any group thereof essential to our business as a whole or to any of our business operations. We believe that the success of our business depends more on the technical competence, creativity and marketing abilities of our employees than on any individual patent or tradename. We have registered our tradenames in the countries we deem necessary or in our best interest. We also rely upon trade secret protection for our confidential and proprietary information and techniques, and we routinely enter into confidentiality agreements with our employees as well as our suppliers and other third parties receiving such information. We see it as a priority to pursue protection of our intellectual property rights against infringement, misappropriation, or other violation worldwide as may be necessary to protect our business. As of December 31, 2021, we had over 400 patents on file (including approximately 40 pending patents) and had registered over 800 trademarks representing a wealth of intellectual property, underpinning industry-first technologies and emphasizing our leadership in innovation across our sector.

Human Capital Management

Our people are essential to growing a healthy business, driving great business outcomes and helping to enable our customers’ vital processes.

Every day we aim to make Howden a great place to work. We are focused on being an employer of choice (in 90th percentile for employee engagement) and creating a positive employee experience where our people are valued and can make a contribution to help create a more sustainable world.

As of September, 2022, we had approximately 6,600 employees globally in 35 countries, including over 780 engineers. As of September 2022, 1,900 of our employees were part of trade unions or works councils across Europe, the Americas, Asia and Africa. We have proactive engagement and believe we have positive relations with our employees, including those represented by trade unions and work councils. We have had no material work stoppages.

Legal Proceedings

From time to time, we may be subject to various legal proceedings arising in the ordinary course of business. In addition, from time to time, we bring intellectual property claims against third parties where their offerings, services and technologies infringe, misappropriate or otherwise violate our intellectual property or proprietary rights. We are not a party to any litigation, the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material and adverse effect on our business, financial position or results of operations.

Properties

Our corporate headquarters are located in Renfrew, United Kingdom. As of September 30, 2022, we had four principal production facilities in the United States, representing over 588,000 square feet of owned space, and 13 principal production facilities in 10 different countries outside the United States in Asia, Europe, the Americas and South Africa, representing a total of over 2.6 million and almost 500,000 square feet of owned and leased space, respectively.

The leases for our principal production facilities have adequate terms remaining, many of which are renewable, at our option, for various terms, provided that we are not in default under the lease agreements. Our buildings have been well maintained, are in good operating condition, and we believe are appropriate for current production requirements.

CONCURRENT DEPOSITARY SHARES OFFERING

Concurrently with this offering, we are also making a public offering of 7,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, pursuant to a separate prospectus supplement. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,050,000 Depositary Shares, solely to cover over-allotments. There can be no assurance that the Concurrent Depositary Shares Offering will be completed. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock. Certain of the underwriters in this offering are also underwriters in the Concurrent Depositary Shares Offering.

The shares of Mandatory Convertible Preferred Stock will initially be convertible into an aggregate of up to 2,961,700 shares of our common stock (or up to 3,405,955 shares of our common stock if the underwriters in the Concurrent Depositary Shares Offering exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments, as described in the prospectus supplement related to the Concurrent Depositary Shares Offering.

Unless converted earlier in accordance with the terms of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, each share of Mandatory Convertible Preferred Stock will convert automatically on the mandatory conversion date, which is expected to be December 15, 2025, into between 7.0520 and 8.4620 shares of our common stock, subject to certain anti-dilution and other adjustments. The number of shares of our common stock issuable upon conversion on the mandatory conversion date will be determined based on the average volume weighted average price per share of our common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding December 15, 2025.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 6.75% of the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock, and may be paid in cash or, subject to certain limitations, in shares of our common stock, or in any combination of cash and shares of our common stock. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on, and including, March 15, 2023 and ending on, and including, December 15, 2025.

We estimate that the net proceeds to us from the Concurrent Depositary Shares Offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $336.8 million (or approximately $387.4 million if the underwriters in the Concurrent Depositary Shares Offering exercise their over-allotment option in full).

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. Subject to limited exceptions, so long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on shares of our common stock or any other class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock, and no common stock or any other class or series of our capital stock ranking junior to or on parity with the Mandatory Convertible Preferred Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set aside for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Mandatory Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock, including, without limitation, the Series A Preferred Stock, if issued, and before any payment or distribution is made to holders of any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock, including, without limitation, our common stock.

The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, March 15, 2023), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at an annual or special meeting of stockholders called by our board of directors, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (provided that if such request is not received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of Mandatory Convertible Preferred Stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any class or series of our capital stock ranking on parity with the Mandatory Convertible Preferred Stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.

The Mandatory Convertible Preferred Stock will have certain other voting rights with respect to certain amendments to our certificate of incorporation or the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock or certain other transactions as described in such certificate of designations.

The foregoing information concerning the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, a copy of which has been or will be incorporated by reference as an exhibit into the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which may be obtained as described under “Where You Can Find More Information.” In addition, a description of the proposed Mandatory Convertible Preferred Stock is set forth in the separate prospectus supplement related to the Concurrent Depositary Shares Offering.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the Depositary Shares or the Mandatory Convertible Preferred Stock. Any such offering is only being made by the separate prospectus supplement related to the Concurrent Depositary Shares Offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of certain material U.S. federal income tax consequences to a “non-U.S. holder” of the purchase, ownership and disposition of our common stock issued pursuant to this offering. A “non-U.S. holder” is a beneficial owner of a share of our common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate;

•	a foreign corporation; or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), judicial decisions and final, temporary and proposed Treasury Regulations, changes to, or differing interpretations of, any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This discussion is limited to non-U.S. holders that hold common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

This discussion does not address other U.S. federal tax laws, such as estate and gift tax laws, or any other tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of purchasing, owning and disposing of our common stock, including the consequences under the laws of any state, local or non-U.S. jurisdiction or under any applicable income tax treaty.

Dividends

To the extent that we make distributions of cash or property on our common stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Amounts not treated as dividends will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Gain on disposition of common stock.” Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate of the gross amount of the dividends, or a reduced rate specified by an applicable income tax treaty, subject to the discussions of backup withholding, FATCA withholding taxes and effectively connected income below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax described above if the non-U.S. holder provides a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on disposition of common stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other taxable disposition of common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above, including with respect to branch profits tax for a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower applicable income tax treaty rate); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (as described below), at any time within the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other taxable disposition occurs or (ii) the non-U.S. holder has owned, or is deemed to have owned, at any time within the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information reporting requirements and backup withholding

In general, dividends a non-U.S. holder receives with respect to our common stock, and any U.S. federal withholding tax withheld with respect to those dividends, are reported to the IRS and to the non-U.S. holder on information returns, regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of information returns that are filed with the IRS may also be provided under the provisions of a specific tax treaty, or under the provisions of a tax information exchange agreement, to the tax authorities in the country in which the non-U.S. holder resides or is established. In addition, the gross proceeds a non-U.S. holder receives from a sale or other taxable disposition of our common stock effected through the U.S. office of any “broker” (as defined in applicable Treasury Regulations) or from a sale or other taxable disposition conducted outside the United States through certain U.S.-related brokers generally will not be subject to information reporting, if the requirements described below are satisfied regarding certification of non-U.S. status. Amounts a non-U.S. holder receives from a sale or other taxable disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting.

Unless a non-U.S. holder otherwise established an exemption, it generally must comply with certification procedures to establish that it is not a United States person (as defined in the Code) in order to avoid backup withholding and information reporting of gross proceeds described above. The certification procedures required to claim a reduced rate of withholding under an applicable income tax treaty or to certify that income is effectively connected with the conduct of a trade or business in the United States will generally satisfy the certification requirements necessary to avoid backup withholding and such information reporting, provided that the applicable withholding agent does not have actual knowledge or reason to know that a holder is a United States person. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability or may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA withholding taxes

Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), payments to certain foreign entities of dividends on, and (subject to proposed Treasury Regulations discussed below) the gross proceeds from the sale or other dispositions of, our common stock will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding taxes described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. An intergovernmental agreement between the United States and an applicable foreign country governing FATCA may modify these rules. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective holders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Morgan Stanley & Co. LLC is acting as lead book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Morgan Stanley & Co. LLC	2,200,218
J.P. Morgan Securities LLC	1,184,734
BofA Securities, Inc.	761,615
Evercore Group L.L.C.	761,615
Stifel, Nicolaus & Company, Incorporated	253,872
BTIG, LLC	126,936
Craig-Hallum Capital Group LLC	126,936
Johnson Rice & Company L.L.C.	126,936
Lake Street Capital Markets LLC	126,936
Seaport Global Securities LLC	126,936
Tuohy Brothers Investment Research, Inc.	126,936

Total	5,923,670

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $2.481570 per share. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 888,550 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $4.136 per share. The following table shows the per share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$4.136	$4.136
Total	$24,500,299.12	$28,175,341.92

We estimate that the total expenses of this offering and the Concurrent Depositary Shares Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $1.0 million.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, without the prior written consent of Morgan Stanley & Co. LLC for a period of 60 days after the date of this prospectus supplement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exercisable or exchangeable for any shares of common stock, or publicly disclose the intention to undertake any of the foregoing or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences of ownership of any shares of common stock or any such other securities, in each case, regardless of whether any of these transactions are to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, other than the shares of common stock to be sold hereunder; the Depositary Shares that may be issued pursuant to the Concurrent Depositary Shares Offering and the Mandatory Convertible Preferred Stock in respect thereof, and any shares of common stock issued upon conversion of, or issued and paid as a dividend on, such Mandatory Convertible Preferred Stock; any shares of common stock issuable upon the exercise of options granted under our compensation plans; any shares of common stock purchased pursuant to publicly announced stock repurchase authorizations or from equity plan participants to settle tax liabilities; the issuance of stock options, restricted stock, shares of common stock or other equity incentive awards pursuant to our compensation plans; and the issuance of shares of common stock in an aggregate amount not to 5% of the shares of common stock outstanding after this offering and the Concurrent Depositary Shares Offering.

Our directors and our executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons may not, without the prior written consent of Morgan Stanley & Co. LLC, for a period of 60 days after the date of this prospectus supplement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, in each case, regardless of whether any of these transactions are to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, or (iv) publicly disclose the intention to undertake any of the foregoing. Such persons have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of common stock, or securities convertible into or exercisable or exchangeable for common stock, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of another person. The foregoing restrictions do not apply to (A) any sale or other transfer to us in connection with any vesting, settlement or tax withholding of equity compensation awards, including restricted stock, performance units and, in the case of directors, awards of pursuant to the our director compensation program, or exercises of options, including sales made in connection with the cashless exercise of options, (B) transfers as a bona fide gift or gifts, (C) transfers by will or intestate succession to a member or members of such person’s immediate family or to a trust formed for the benefit of any such person, (D) transfers to any trust, the beneficiaries of which are exclusively such person or a member or members of his or her immediate family or to any other entity that is wholly-owned by such persons, (E) transfers to a corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, such person or is wholly-owned by such person and/or by members of such person’s immediate family, (F) distributions to members or stockholders of such entity and (G) transfers of shares of common stock that were acquired in open market transactions following the completion of the distribution of the securities in this offering; provided that in the case of any transfer or distribution pursuant to clauses (B) through (F), each donee, transferee or distributee shall execute a lock-up letter; and provided, further, that in the case of any transfer or distribution pursuant to clauses (B) through (G), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement reporting any reduction in beneficial ownership shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the restricted period). Our directors and our executive officers may establish a trading plan intended to comply with Rule 10b5-1 under the Exchange Act, provided that the plan does not provide for or permit any sale or other transfer of common stock or securities convertible into or exercisable or exchangeable for common stock during the lock-up period. Morgan Stanley & Co. LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NYSE under the symbol “GTLS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In particular, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as financial advisors to Howden in connection with the Acquisition and BofA Securities, Inc. is acting as financial advisor to us in connection with the Acquisition, pursuant to which they will receive an advisory fee. An affiliate of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC have committed to act as lenders under our Bridge Facility. An affiliate of J.P. Morgan Securities LLC is lender, administrative agent, bookrunner and lead arranger under our senior secured credit facility, an affiliate of Morgan Stanley & Co. LLC is a bookrunner and lender under our senior secured credit facility, and an affiliate of BofA Securities, Inc. is a lender under our senior secured credit facility. The underwriters are also underwriters in our Concurrent Depositary Shares Offering.

Concurrent Depositary Shares Offering

Concurrently with this offering, we are also making a public offering of 7,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, pursuant to a separate prospectus supplement. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,050,000 Depositary Shares, solely to cover over-allotments. There can be no assurance that the Concurrent Depositary Shares Offering will be completed. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares have been offered or will be offered to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which is approved by the Financial Conduct Authority or is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or

(c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”).

provided that no such offer of the shares shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except (a) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (b) where no consideration is or will be given for the transfer, (c) where the transfer is by operation of law, (d) as specified in Section 276(7) of the SFA, or (d) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the shares offered by this prospectus supplement will be passed upon for us by Winston & Strawn LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Chart Industries, Inc. and subsidiaries as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021 incorporated by reference in this Prospectus Supplement, and the effectiveness of Chart Industries, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2021, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Granite Holdings II B.V. appearing in Chart Industries, Inc.’s Current Report on Form 8-K dated December 5, 2022, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto are available to the public on the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.chartindustries.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus supplement.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded. See “Incorporation by Reference.”

Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

Chart Industries, Inc.

2200 Airport Industrial Drive, Suite 100

Ball Ground, Georgia 30107

(770) 721-8800

Attention: Secretary

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus supplement the following documents:

(a)	Annual Report on Form 10-K for the year ended December 31, 2021;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022;

(c)	Current Reports on Form 8-K filed with the SEC on May 18, 2022, November 9, 2022, November 22, 2022 and December 5, 2022;

(d)

Proxy Statement on Schedule 14A filed with the SEC on April 8, 2022 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021);

(e)	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 27, 2021, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(f)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering of securities under this prospectus supplement.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Chart Industries, Inc. (“we,” “us,” “our”) or selling security holders may offer to sell any of the following securities from time to time:

•	common stock;

•	preferred stock;

•	depository shares;

•	debt securities;

•	warrants to purchase debt securities, common stock or preferred stock;

•	subscription rights; and

•	stock purchase contracts or stock purchase units.

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 18 of this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “GTLS.” Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. Seethe section entitled “Risk Factors” on page 2 of this prospectus, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2022.

We have not authorized anyone to provide you with any information other than the information contained in or incorporated by reference into this prospectus or any prospectus supplement, and in other offering material, including free writing prospectuses, if any, or information contained in documents to which you are referred by this prospectus or any prospectus supplement, or in other offering material, if any. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we and certain security holders may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with only a general description of the securities we or selling security holders may offer. It is not meant to be a complete description of any security. Each time we or selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Unless we state otherwise or the context otherwise requires, references to “Chart,” the “Company,” “us,” “we” or “our” in this prospectus mean Chart Industries, Inc. and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents:

(a)	Annual Report on Form 10-K for the year ended December 31, 2021;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022;

(c)	Current Reports on Form 8-K filed with the SEC on May 18, 2022, November 9, 2022, November 22, 2022 and December 5, 2022;

(d)

Proxy Statement on Schedule 14A filed with the SEC on April  8, 2022 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021);

(e)	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 27, 2021, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(f)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering of securities under this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. Forward-looking statements contained or incorporated by reference in this prospectus or in other offering material (including future cash contractual obligations, liquidity, cash flow, orders, results of operations, projected revenues, and trends, among other matters) are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to:

•	the cyclicality of the markets we serve and the vulnerability of those markets to economic downturns;

•	the COVID-19 pandemic may disrupt our operations and could adversely affect our business in the future;

•	changes in the energy industry, including pricing fluctuations and reductions and capital expenditures could harm our business, financial condition, and results of operations;

•	the loss of, or a significant reduction or delay in purchases, by our largest customers;

•	our ability to successfully control our costs and efficiently manage our operations;

•	decreases in demand for our products resulting from lower energy prices;

•	the impairment of our goodwill and other indefinite-lived intangible assets;

•	degradation of our backlog as a result of modification, termination or reduction of orders;

•	our ability to successfully acquire or integrate companies that provide complementary products or technologies;

•	our exposure to product liability and warranty claims;

•	changes in governmental energy policies or expected changes that fail to materialize;

•	our ability to manage our fixed-price contract exposure;

•	our reliance on key suppliers and service providers;

•	fluctuations in foreign currency exchange and interest rates;

•	provisions in our amended and restated certificate of incorporation and amended and restated bylaws and other agreements and in Delaware law may discourage a takeover attempt;

•	the issuance of common stock upon conversion of our 1.00% Convertible Senior Subordinated Notes due November 2024 could cause dilution to the interests of our existing stockholders

•	our operations could be impacted by the effects of severe weather;

•	general economic, political, business and market risks associated with our international operations and transactions;

•	changes in U.S. trade policy, tariffs and import or export regulations;

•	failures in our data privacy and data security systems;

•	financial distress of third parties that we do business with or that could have an impact on those we do business with;

•	our ability to protect our intellectual property and know-how;

•	the costs of compliance with environmental, health and safety laws and responding to potential liabilities under these laws;

•	the underfunded status of our pension plan;

•	potential violations of worldwide anti-corruption laws;

•	our ability to comply with regulations applicable to us as a provider of products to the U.S. government;

•	inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply;

•	the conflict between Russia and Ukraine, including potential energy shortages in Europe, may adversely affect our business, financial condition and results of operations;

•

the conditions to the completion of the acquisition of Howden (the “Acquisition”) may not be satisfied or the regulatory approvals required for the Acquisition may not be obtained on the terms expected, on the anticipated schedule, or at all;

•	the closing of the Acquisition may not occur or may be delayed;

•	we may be unable to achieve the anticipated benefits of the Acquisition (including with respect to synergies);

•	revenues following the Acquisition may be lower than expected while operating costs, customer losses, and business disruption resulting from the Acquisition may be greater than expected;

•	risks associated with our indebtedness, leverage, debt service and liquidity; and

•	other risks described in Part I—Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021, and from time to time in our other SEC filings.

These statements reflect current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus, the date of any applicable prospectus supplement, the date of any free writing prospectus or the date of the documents incorporated by reference herein that include forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent estimates and assumptions only as of the date hereof. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus, any accompanying prospectus supplement and the documents that are referenced and which have been incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

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THE COMPANY

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered cryogenic equipment servicing multiple applications in the industrial gas and clean energy markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas, CO2 Capture and water treatment, among other applications. We are committed to excellence in environmental, social and corporate governance (“ESG”) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to Asia, India and Europe, we maintain accountability and transparency to our team members, suppliers, customers and communities.

Our reportable segments, which are also our operating segments, are as follows: Cryo Tank Solutions, Heat Transfer Systems, Specialty Products and Repair Service & Leasing. Our Cryo Tank Solutions segment, which has principal operations in the United States, Europe and Asia, serves geographic regions around the globe, supplying bulk, microbulk and mobile equipment used in the storage, distribution, vaporization, and application of industrial gases and certain hydrocarbons. Our Heat Transfer Systems segment, with principal operations in the United States and Europe, also serves geographic regions globally, supplying mission critical engineered equipment and systems used in the separation, liquefaction, and purification of hydrocarbon and industrial gases that span gas-to-liquid applications. Operating globally, our Specialty Products segment supplies products used in specialty end-market applications including hydrogen, LNG, biofuels, CO2 Capture, food and beverage, aerospace, lasers, cannabis and water treatment, among others. Our Repair, Service & Leasing segment provides installation, service, repair, maintenance, and refurbishment of cryogenic products globally in addition to providing equipment leasing solutions.

Our principal executive offices are located at 2200 Airport Industrial Drive, Suite 100, Ball Ground, Georgia 30107. Our telephone number is (770) 721-8800. Our website address is www.chartindustries.com. The information on or accessible through our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described in Part I—Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021, and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks, as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information” on page 20 of this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital, acquisitions, repayment of debt and other general corporate purposes. We will have significant discretion in the use of any net proceeds. The net proceeds from the sale of securities may be invested temporarily until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering material related to the offered securities.

Unless the applicable prospectus supplement provides otherwise, we will not receive any of the proceeds from the sale of our securities by selling security holders.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement, will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”), our Amended and Restated By-Laws (the “bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”). Copies of our certificate of incorporation and bylaws have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

As used in this “Description of Capital Stock,” the terms “we,” “our” and “us” refer only to Chart Industries, Inc., a Delaware corporation, and not, unless otherwise indicated, to any of our subsidiaries.

As of the date hereof, our authorized capital stock consists of 160,000,000 shares, of which 150,000,000 shares are common stock, par value $0.01per share, and 10,000,000 shares are preferred stock, par value $0.01 per share. As of December 5, 2022, there were 36,639,362 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange under the symbol “GTLS.”

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive and to share equally and ratably, share for share dividends as may be declared by our board of directors out of funds legally available to pay dividends. Dividends upon our common stock may be declared by the board of directors out of funds legally available to pay dividends at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the board of directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property, or for any proper purpose, and the board of directors may modify or abolish any such reserve. Our senior secured credit facility imposes, and the terms of any instruments or agreements governing our future indebtedness may impose, restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding preferred stock. Neither a sale of substantially all of the property and assets of the Company nor a consolidation or merger of the Company into another corporation shall be deemed a liquidation of the Company.

Other Matters. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of such series;

•	the number of shares to constitute such series;

•	the voting powers and rights (if any) of the shares of such series;

•

if such series has voting rights, whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of the common stock or one or more other series of preferred stock;

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the preferences and relative, participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) with respect to such series;

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the redemption rights and price(s), if any, of such series, and whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund of funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

•

the dividend rights and preferences (if any) of such series, including, without limitation, (A) the rates of dividends payable thereon, (B) the conditions upon which and the time when such dividends are payable, (C) whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (D) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on the common stock or any other series of preferred stock;

•

the preferences and special rights (if any), and the amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Company;

•

whether or not the shares of such series, at the option of the Company or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for (A) shares of common stock, (B) shares of any other series of preferred stock or (C) any other stock or securities of the Company or any other corporation;

•

if such series is to be convertible or exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange maybe made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted; and

•	such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies. Our certificate of incorporation provides that any director may be removed with or without cause, at any time by the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by the sole remaining director.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called at any time only by the chairman of the board of directors, the board of directors or a committee of the board that has been designated by the board of directors.

Stockholder Action by Written Consent. The DGCL permits stockholder action by written consent unless otherwise provided by the certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting of stockholders or at such other time as specified in our bylaws. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in our certificate of incorporation and bylaws may be amended, altered, repealed or rescinded by stockholders only if approved by a vote of at least 75% of the voting power of all of the outstanding shares of our stock entitled to vote generally in the election of directors:

•	the removal of directors;

•	the limitation of stockholder action by written consent;

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the ability to call a special meeting of stockholders being vested solely in our chairman of the board, our board of directors and any committee of the board of directors that has been designated by our board of directors;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

In addition, our certificate of incorporation grants our board of directors the authority to amend or repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment maybe adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have entered into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the directors’ and officers’ liability insurance policy. In the indemnification agreements, we have agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, the DGCL, or by any amendment(s) thereto.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “GTLS.”

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange , require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares is only a summary and is qualified by any prospectus supplement, deposit agreement and depositary receipt used in connection with the issuance of each series of preferred stock issued through the use of depositary shares. Therefore, you should read carefully the more detailed description that would be contained in any prospectus supplement and form of deposit agreement and depositary receipt, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

We may offer fractional shares of preferred stock by issuing receipts for depositary shares. The shares of any series of preferred stock represented by depositary shares will be deposited with a bank or trust company and the holders will be issued a depositary receipt entitling them, in proportion to the fraction of a share the receipt represents, to all the rights and preferences of the preferred stock, as more fully described above under the heading “Description of Capital Stock—Preferred Stock.”

The bank or trust company that will be the depositary will function as the intermediary between the Company and the holders of the depositary receipts. Dividends and other distributions will be provided to the depositary for ultimate distribution to the holders. Redemption of the depositary shares and voting the underlying preferred stock will also be coordinated through the depositary. Holders will have the right to surrender their depositary receipts to the depositary and be entitled to receive whole shares of preferred stock that are represented by such receipts. Though the preferred stock will continue to have all of the rights and preferences, there may be no market opportunity to trade such stock and once withdrawn from the depositary, it may not be redeposited.

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the applicable series of preferred stock and any exchange or redemption of such series of preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

DESCRIPTION OF DEBT SECURITIES

From time to time, we may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that are offered under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We will issue the debt securities under either the senior indenture or the subordinated indenture that we will enter into with the trustee named in the applicable indenture. If we offer senior debt securities, we will issue them under the senior indenture. If we issue subordinated debt securities, we will issue them under the subordinated indenture. We have filed the forms of indentures as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. Unless the context requires otherwise, whenever we refer to the indenture, we are referring to the senior indenture or the subordinated indenture, as applicable, and we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

The following summary of material provisions of the debt securities and the indentures is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•

if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•

the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

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whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

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if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

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additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

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the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

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if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•

if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•

if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us inwriting, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee incompliance with the request; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale”;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder orby wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Provisions Relating only to the Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities or shares of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The terms and conditions of the warrants will be described in the specific warrant agreement and the applicable prospectus supplement relating to such warrants. Each applicable prospectus supplement relating to such warrants may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such warrants. A form of warrant agreement, including the form of certificate representing the warrants, which contain provisions to be included in the specific warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit or incorporated by reference into the registration statement of which this prospectus forms a part. A holder or prospective purchaser of our warrants should refer to the provisions of the applicable warrant agreement (and prospectus supplement) for more information.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered. Each applicable prospectus supplement may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such subscription rights. A holder or prospective holder of subscription rights should refer to the applicable prospectus supplement for more specific information.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates.

The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase our common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. Each applicable prospectus supplement may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

SELLING SECURITY HOLDERS

Information about selling security holders, if any, will be set forth in a prospectus supplement.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling securityholders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the securityholder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Winston & Strawn LLP, Houston, Texas. Additional legal matters may be passed upon for us, any selling security holder or any underwriter, dealer or agent, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Chart Industries, Inc. and subsidiaries as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021 incorporated by reference in this Prospectus, and the effectiveness of Chart Industries, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2021, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Granite Holdings II B.V. appearing in Chart Industries, Inc.’s Current Report on Form 8-K dated December 5, 2022, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto are available to the public on the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.chartindustries.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. See “Incorporation by Reference.”

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

Chart Industries, Inc.

2200 Airport Industrial Drive, Suite 100

Ball Ground, Georgia 30107

(770) 721-8800

Attention: Secretary

5,923,670 Shares

Chart Industries, Inc.

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Morgan Stanley

J.P. Morgan	BofA Securities	Evercore ISI

Co-Managers

Stifel	BTIG		Craig-Hallum
Johnson Rice & Company L.L.C.	Lake Street	Seaport Global	Tuohy Brothers

December 8, 2022